Exhibit 2.2

Execution Version

DEVELOPMENT AGREEMENT

Between

GASCO PRODUCTION COMPANY

and

WAPITI OIL & GAS II, L.L.C.

March 22, 2012

Table of Contents

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

1.2	Rules of Construction	1

ARTICLE II	INTERESTS OF THE PARTIES	2

2.1	Producing Interests and Producing Wells	2

2.2	Non-Producing Interests	2

2.3	Transfer of G&G	2

ARTICLE III	OPERATIONS	2

3.1	Drilling Program Operations	2

3.2	Contract Area; Operating Agreements	3

3.3	Contract Operating Agreement	4

3.4	Limitation of Liability	4

3.5	Overhead; Marketing	4

3.6	Non-solicitation	5

3.7	Secondees	5

ARTICLE IV	OPERATING COMMITTEE; DRILLING PROGRAM	5

4.1	Operating Committee	5

4.2	Drilling Program	8

4.3	Termination of the Drilling Program	9

4.4	Operations Outside of the Drilling Program; Development Program	12

4.5	AFEs	14

ARTICLE V	CAPITAL COMMITMENT; NET REVENUE INTEREST AND WORKING INTEREST	14

5.1	Capital Commitment; Letter of Credit	14

i

5.2	Working Interest and Net Revenue Interest in Program Wells	15

5.3	Working Interest and Net Revenue Interest in Operations Outside of the Drilling Program	17

5.4	Payment Procedures	17

ARTICLE VI	TRANSFER RESTRICTIONS	18

6.1	Restrictions on Transfer, etc.	18

6.2	Documentation for Transfers	20

6.3	Right of First Offer	20

ARTICLE VII	AREA OF MUTUAL INTEREST	21

7.1	Creation of Area of Mutual Interest	21

7.2	Acquisition of Option Interests	21

7.3	Acquisition Activities	22

ARTICLE VIII	TAXES	23

8.1	Tax Partnership	23

8.2	Tax Information	23

8.3	Responsibility for Taxes	23

ARTICLE IX	DEFAULTS	24

9.1	Defaults	24

9.2	Certain Automatic Remedies for a Default	24

9.3	Certain Other Remedies for a Default	25

9.4	Pledged Non-Producing Interests	27

9.5	Cumulative and Additional Remedies	28

ARTICLE X	LAND AND GEOSCIENCE DATA; DISCLAIMERS	28

10.1	Land and Geoscience Data	28

10.2	Procedures Relating to Environmental Matters	29

10.3	Disclaimers	29

ARTICLE XI	TERMINATION	30

11.1	Termination of Certain Provisions	30

11.2	General Termination	30

11.3	Effect of Termination	30

11.4	Maintenance of Uniform Interest	30

ARTICLE XII	MISCELLANEOUS	31

12.1	Relationship of the Parties	31

12.2	Further Assurances	31

12.3	Notices	31

12.4	Expenses	32

12.5	Entire Agreement; Conflict	32

12.6	Amendment; Waiver	33

12.7	Severability	33

12.8	Parties in Interest	33

12.9	Governing Law	33

12.10	Counterparts	34

12.11	Memorandum	34

12.12	Interpretation	34

12.13	Force Majeure	34

12.14	Confidentiality	35

12.15	Publicity	35

12.16	Excluded Assets	36

ANNEXES:

Annex A	-	Schedule of Defined Terms

EXHIBITS:

Exhibit A-1	-	Producing Wells (40 acre spacing units)

Exhibit A-2	-	Producing Wells (160 acre spacing units)

Exhibit A-3	-	Producing Interests

Exhibit A-4	-	Non-Producing Interests

Exhibit B-1	-	Form of Gasco Joint Operating Agreement

Exhibit B-2	-	Form of Wapiti Joint Operating Agreement

Exhibit C	-	Insurance

Exhibit D	-	Drilling Program

Exhibit E-1	-	Wilkin Ridge Interests

Exhibit E-2	-	Gate Canyon Interests

Exhibit F	-	Form of Letter of Credit

Exhibit G	-	Form of Tax Partnership Agreement

Exhibit H	-	Form of Assignment

Exhibit I		Contract Area

Exhibit I-1A	-	Gasco Contract Area

Exhibit I-2B	-	Wapiti Contract Area

Exhibit J	-	Form of License Agreement

Exhibit K	-	Form of Memorandum

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2012 (the “Closing Date”), by and between Gasco Production Company, a Delaware corporation (“Gasco”), and Wapiti Oil & Gas II, L.L.C., a Delaware limited liability company (“Wapiti”).  Gasco and Wapiti shall sometimes be referred to herein together as the “Parties,” and individually as a “Party.”

RECITALS:

WHEREAS, on the Closing Date, Wapiti acquired from Gasco an undivided 50% of Gasco’s interest in and to each portion of the Leases (defined in Annex A, below) and acreage subject thereto described on Exhibit A-3 (Wapiti’s interest in such portion of the Leases and acreage together with Gasco’s remaining undivided interest in such portion of the Leases and acreage, the “Producing Interests”) and the related wells described on Exhibit A-1 and Exhibit A-2 (Wapiti’s interest in such wells together with Gasco’s remaining interest in such wells, the “Producing Wells”) pursuant to that certain Purchase and Sale Agreement, dated February 23, 2011, between Wapiti and Gasco (the “Purchase Agreement”);

WHEREAS, Gasco currently owns additional interests in each of the Leases and acreage subject thereto described in Exhibit A-4 (the “Non-Producing Interests”) and Wapiti desires to earn, and Gasco desires to convey to Wapiti, an undivided interest in and to each of the Non-Producing Interests on the terms and subject to the conditions described herein;

WHEREAS, as provided in this Agreement, Gasco and Wapiti propose to conduct the Drilling Program (defined in Section 4.2(a), below) for the exploration and development of the Subject Interests (defined in Annex A, below); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to all such arrangements.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in reliance upon the mutual covenants and agreements hereinafter set forth and in the Associated Agreements (defined below) and subject to the terms and conditions herein contained, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  Certain capitalized and other terms used in this Agreement are defined in Annex A and are used herein with the meanings ascribed to them therein.

1.2          Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” are references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to any Law or agreement means such Law or agreement as it may be amended from time to time.

ARTICLE II
INTERESTS OF THE PARTIES

2.1          Producing Interests and Producing Wells.  Pursuant to the Purchase Agreement, on the Closing Date, Wapiti acquired from Gasco an undivided 50% interest in and to the Producing Interests and the Producing Wells (the “Wapiti Producing Interests”) and Gasco retained its remaining undivided 50% interest in and to the Producing Interests and the Producing Wells (the “Gasco Producing Interests”).

2.2          Non-Producing Interests.  Subject to the Permitted Encumbrances and the terms and conditions of this Agreement and the Purchase Agreement and in exchange for Wapiti’s commitment to the Drilling Program described herein, concurrently with the execution and delivery of this Agreement, Gasco shall assign to Wapiti, with special warranty of title against, and free and clear of, all claims by, through or under Gasco or its Affiliates, but not otherwise, an undivided 50% interest in the Non-Producing Interests (the “Wapiti Non-Producing Interests”) pursuant to the Assignment (including an undivided interest in the Leases and related assets and rights associated with the Wapiti Non-Producing Interests, including, but not limited to the Contracts, all as more particularly described in the Assignment) and Gasco shall retain its remaining undivided 50% interest in the Non-Producing Interests (the “Gasco Non-Producing Interests”); provided that the Wapiti Non-Producing Interests shall not include any of the Excluded Assets.

2.3          Transfer of G&G.  The Parties acknowledge that Gasco owns, immediately prior to the Closing Date, certain G&G Information relating to the Subject Interests and the Contract Area and that concurrently with the execution and delivery of this Agreement, pursuant to this Agreement and the terms and conditions of the Purchase Agreement and the related License Agreement, Gasco shall convey rights in and to the G&G information to Wapiti, including the grant to Wapiti, of a transferable, non-exclusive, royalty-free license to use certain G&G Information without any additional consideration.

ARTICLE III
OPERATIONS

3.1          Drilling Program Operations.  Subject to the terms of this Agreement (including Article IX) and the Contract Operating Agreement and such other operating guidelines as the

Operating Committee may establish from time to time, during the Drilling Term, Gasco shall manage the operations contemplated by the Drilling Program covering the Subject Interests in the Contract Area, pursuant to the Applicable Operating Agreement and the Contract Operating Agreement.

3.2          Contract Area; Operating Agreements.

(a)           On the Closing Date, the Parties shall execute and deliver (i) a joint operating agreement (the “Gasco Operating Agreement”), which shall cover all Leases and related assets in the Gasco Contract Area in which the Parties hold interests as of the Closing Date or in which the Parties hereafter both acquire interests in accordance with Article VII and (ii) a joint operating agreement (the “Wapiti Operating Agreement”), which shall cover all Leases and related assets in the Wapiti Contract Area in which the Parties hold interests as of the Closing Date or in which the Parties hereafter both acquire interests in accordance with Article VII.  Each of the Gasco Operating Agreement and the Wapiti Operating Agreement (collectively, the “Joint Operating Agreements”) shall be in the forms attached hereto as, respectively, Exhibit B-1 and Exhibit B-2.  Gasco shall be named operator under the Gasco Operating Agreement and, subject to Section 3.3, Wapiti shall be named operator under the Wapiti Operating Agreement.  Notwithstanding the above, if the Parties hereto acquire enough Working Interest in the Gasco Contract Area to elect the operator under each of the Applicable Operating Agreements covering the Gate Canyon Interests or the Wilkins Ridge Interests (if not obtained prior to the execution hereof), then upon written request from Wapiti, Gasco shall resign as operator under each Applicable Operating Agreement covering the Gasco Contract Area and the Parties will vote to elect Wapiti as operator under each such Applicable Operating Agreement, and (2) to the extent that the Contract Operating Agreement is still in effect, Gasco will operate said interests pursuant to the Contract Operating Agreement.

(b)           As between any Third Party Operating Agreement and the Joint Operating Agreements, the terms of the Third Party Operating Agreement will control as between the third party and the Parties to this Agreement; provided, however, that the applicable Joint Operating Agreement will apply between the Parties to the greatest extent possible.  In the event of any conflict or inconsistency between the terms of this Agreement and Applicable Operating Agreement between the Parties, this Agreement shall prevail to the extent of such conflict.  If all of the third party working interest covered by a Third Party Operating Agreement is subsequently acquired by one or more of the Parties and/or their respective Affiliates, then such Third Party Operating Agreement shall be superseded and replaced in its entirety by the applicable Joint Operating Agreement (subject to the prevailing terms of this Agreement).

(c)           Upon request by either Party, the Parties shall amend the applicable Joint Operating Agreement to reflect that such Joint Operating Agreement includes any Leases and related assets in the Contract Area in which the Parties hereafter both acquire interests in accordance with Article VII.

(d)           As between the Parties, each Applicable Operating Agreement shall be subject to the provisions of the Tax Partnership Agreement, unless and until the applicability of such provisions to the Subject Interests terminates in accordance with the terms of the Tax Partnership Agreement.

3.3          Contract Operating Agreement.  Concurrently with the execution and delivery of this Agreement, Wapiti, in its capacity as operator under certain Applicable Operating Agreements, and Gasco shall enter into a Contract Operating Agreement (the “Contract Operating Agreement”) attached as an Exhibit to the Purchase Agreement, whereby Gasco shall be named the contract operator in accordance with the terms thereof with respect to any Subject Interests covered by any Applicable Operating Agreement under which Wapiti is named operator.

3.4          Limitation of Liability.

(a)           In no event shall any Party conducting any activities pursuant to the terms of this Agreement or serving as an operator or contract operator under any Applicable Operating Agreement or under the Contract Operating Agreement have any liability in such capacity either under this Agreement, under any Applicable Operating Agreement, under the Contract Operating Agreement, or at Law or common law for any claim, damage, loss or liability sustained or incurred in connection with its activities or operations or any breach of any provision regarding the standard of performance, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THAT PARTY OR ANY OF ITS AFFILIATES, OFFICERS, PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, MANAGERS, AGENTS OR EMPLOYEES, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE (I) FROM A MATERIAL VIOLATION OF ANY FINANCIAL, ADMINISTRATIVE, OR PROCEDURAL COVENANTS AND AGREEMENTS UNDER THIS AGREEMENT (SUCH AS MAKING PAYMENTS, PROVIDING NOTICES AND VOTING), OR (II) FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF THAT PARTY OR ANY OF ITS AFFILIATES, OFFICERS, PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, MANAGERS, AGENTS OR EMPLOYEES (WHICH LOSSES ARE THE SUBJECT OF SECTION 3.4(b) BELOW).

(b)           Any Party conducting any activities pursuant to the terms of this Agreement or serving as an operator or contract operator under any Applicable Operating Agreement or under the Contract Operating Agreement shall bear sole liability on behalf of the Parties for any claim, damage, loss or liability sustained or incurred in connection with any operation or activity prescribed hereunder or any breach of any provision regarding the standard of performance to the extent such claim, damage, loss or liability arose in whole or in part from the gross negligence or willful misconduct of such Party or any of its Affiliates or any officer, partner, member, director, manager, agent or employee of such Party or Affiliate of such Party.

3.5          Overhead; Marketing.

(a)           With respect to operations conducted by Gasco under an Applicable Operating Agreement or under the Contract Operating Agreement, Gasco shall be entitled to receive the producing well and/or drilling well overhead rates specified in the COPAS Accounting Procedures for Joint Operations included in the Applicable Operating Agreement for such operation.  Further, to the extent Gasco incurs any third party expenses in conducting such operations or in conducting any activities required under this Agreement, Gasco may charge such third party expenses to the joint account of the Parties in accordance with the applicable COPAS Accounting Procedures for Joint Operations in the Applicable Operating Agreement.

(b)           The Parties acknowledge that from and after the Closing Date, Gasco will contract with Piceance Gas, Inc., a Colorado corporation (“Piceance”), to market the production of the Parties from the Subject Interests and certain production of third parties in the Contract Area.  From and after the Closing Date until Wapiti elects to take its production in kind, Wapiti shall reimburse Gasco for one-half of the actual third-party marketing fees and expenses paid to Piceance, and Gasco shall pay to Wapiti one-half of all payments actually received by Gasco from third-parties on account of Gasco marketing such third-parties’ production in the Contract Area (less royalty, overriding royalty and any other payments made by Gasco on account of such third-party production).  In the event that Gasco or Piceance terminates their marketing relationship for any reason, then the Parties will mutually agree on a replacement marketer or will otherwise mutually agree to amend this provision to account for the termination of such marketing relationship.  In the absence of any such mutual agreement or amendment, Gasco shall have no obligation to market the production of Wapiti.

3.6          Non-solicitation.

(a)           During the term of this Agreement and for a period of 12 calendar months thereafter, Wapiti and its Affiliates may not solicit or hire any officer or employee of Gasco or its Affiliates without first obtaining the prior written consent of Gasco; provided that this prohibition shall not apply to offers of employment made by Wapiti or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

(b)           During the term of this Agreement and for a period of 12 calendar months thereafter, Gasco and its Affiliates may not solicit or hire any officer or employee of Wapiti or its Affiliates without first obtaining the prior written consent of Wapiti; provided that this prohibition shall not apply to offers of employment made by Gasco or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

3.7          Secondees.  Upon written notice from Wapiti, Wapiti may, at Wapiti’s sole expense, second up to three Wapiti employees into Gasco’s organization into mutually agreed upon technical positions on terms and conditions to be mutually agreed upon by Wapiti and Gasco.

ARTICLE IV
OPERATING COMMITTEE; DRILLING PROGRAM

4.1                               Operating Committee.

(a)           To facilitate the supervision, and, as necessary adjustment or amendment of the Drilling Program, to approve or disapprove the other matters set forth in Section 4.1(h) and to provide (directly or through a subcommittee) advice and recommendations to Gasco for the conduct of operations contemplated by the Drilling Program, there is hereby established an operating committee composed of representatives of Gasco and Wapiti (the “Operating Committee”).  Gasco shall be entitled to appoint two representatives to the Operating Committee and Wapiti shall be entitled to appoint two representatives to the Operating Committee.  The initial representatives to the Operating Committee for Gasco shall be Mike Decker and David Burnett and for Wapiti shall be James A. Alsup and Robert W. Kirkland.  Each Party shall have the right to change its representatives serving on the Operating Committee at any time by giving notice of such change to the other Party.

(b)           The Operating Committee shall have only the powers and duties expressly ascribed to it in this Agreement.

(c)           The representatives of a Party shall be authorized to represent and bind such Party with respect to any matter that is within the powers of the Operating Committee hereunder and is properly brought before the Operating Committee.  On all matters coming before the Operating Committee, each member of the Operating Committee shall be entitled to one vote.  Any representative of a Party that is present or otherwise available to vote or consent on an action of the Operating Committee shall have the authority to cast all of the votes or consents allocated to all of the other representatives of such Party that are not present or otherwise unavailable to vote or consent on such action.  In addition to the representatives, each Party may also send such advisors as it may deem appropriate to any Operating Committee meetings.

(d)           Unless otherwise agreed to by the members of the Operating Committee, the Operating Committee shall meet at least once per calendar quarter to review and discuss the development of the Subject Interests and such other matters as may be reasonably proposed by a Party or members of the Operating Committee.  At least five Business Days in advance of such meeting, each Party shall provide to the other Party and the members of the Operating Committee a list of items that such Party desires to include on the agenda for such meeting and Gasco shall combine such separate agendas and requests into a consolidated agenda and set of requests and provide such materials at least two Business Days in advance of such meeting to the members of the Operating Committee.  All meetings shall be held during normal business hours, with the time and place of each meeting to be determined on an alternating basis by the Parties (other than any Defaulting Party), with Gasco to select the time and place for the initial meeting.  Members of the Operating Committee shall be allowed to participate telephonically (or, to the extent available, by video conference) in any such meeting.  Unless otherwise agreed by the Operating Committee, all such meetings will be conducted according to Roberts Rules of Order.

(e)           All decisions, approvals and other actions of the Operating Committee shall be decided by the affirmative vote of members of the Operating Committee holding collectively all of the votes eligible to vote on such matters (which eligible votes, for the avoidance of doubt, shall not include any votes by the representatives of any Defaulting Party).  The Operating Committee shall elect a secretary, who shall be required to keep a written record of all meetings and actions taken by the Operating Committee or any of its subcommittees, and provide written minutes of all such proceedings no later than 14 days after the proceeding.  To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any Associated Agreement to the contrary, no member of the Operating Committee, in his or her capacity as a member of the Operating Committee, shall have any duty, fiduciary or otherwise, to the Parties that did not appoint such member in connection with any act or omission by such member under this Agreement or any Associated Agreement.  Each Party agrees and acknowledges that each member of the Operating Committee shall be entitled to determine whether or not to take any action under this Agreement or any Associated Agreement by only considering the interests of the Party that designated such member to the Operating Committee and not the interests of the other Party.

(f)            In lieu of a meeting, any Party may submit any proposal that is within the Operating Committee’s powers to approve or disapprove (including any amendment to the Drilling Program) to the Operating Committee for a vote by written notice, with the voting requirements to approve any such proposal by written notice being the same as for a meeting.  The Party shall provide a copy of any such proposal by written notice to the members of the Operating Committee.  The members of the Operating Committee shall communicate their votes on the proposal by written notice to the submitting Party within 14 days after receipt of the proposal from such Party.  If none of the representatives of a Party communicates their collective votes in a timely manner to such Party, such representatives shall be deemed to have voted against such proposal.  Promptly following the expiration of the relevant time period, the submitting Party shall give each member of the Operating Committee a confirmation notice stating the tabulation and results of the vote on such proposal.

(g)           The Operating Committee may establish such subcommittees as it may deem appropriate, and shall be deemed to have established a technical committee.  The functions of such subcommittees shall be to serve in an advisory capacity only.  Gasco and Wapiti shall each have the right to appoint an equal number of representatives to each subcommittee.

(h)           Notwithstanding anything else to the contrary in this Agreement, each of the following actions shall require the approval of the Operating Committee:

(i)            other than as expressly provided in the Drilling Program, any amendment, modification, adjustment or supplement to, or early termination of the Drilling Program;

(ii)           subject to Section 4.4, approval of any proposals for operations during the Drilling Term that are outside of the Drilling Program and operations to be conducted after the end of the Drilling Term;

(iii)          formation or dissolution of any subcommittee of the Operating Committee;

(iv)          approval of, and any amendment, modification or supplement to any previously approved, operating guidelines to be followed by Gasco in conducting operations contemplated by the Drilling Program, and supervise the operations of the designated operators of the Subject Interests;

(v)           approval of any new or additional Contract to be entered into after the Closing Date, and any amendment entered into after the Closing Date to a Contract, to the extent that the amount reasonably expected to be expended thereunder by the Parties in any one year is in excess of $250,000;

(vi)          any amendment, modification or supplement to the insurance standards required to be maintained under any Joint Operating Agreement; and

(vii)         such additional matters as are expressly set forth in this Agreement or any Associated Agreement as requiring or permitting the approval of the Operating Committee.

4.2          Drilling Program.

(a)           To facilitate the orderly exploration and development of the Subject Interests prior to the end of the Drilling Term, subject to Section 4.3 and Article V, the Parties hereby commit to conduct the drilling program attached hereto as Exhibit D (as may be amended, supplemented or modified, the “Drilling Program”) during the Drilling Term.  Except as permitted under Section 4.2(e), the Operating Committee shall have the sole right to amend, modify and supplement the Drilling Program.

(b)           Prior to the end of the Drilling Term, the Parties shall be required to participate in the operations contemplated by the Drilling Program, and no Party shall have the right to make any nonconsent election under an Applicable Operating Agreement with respect to any operation contemplated by the Drilling Program.  Further, subject to Article IX, Gasco is hereby authorized to propose to third parties and conduct all operations contemplated by the Drilling Program for the account of the Parties under the relevant Applicable Operating Agreement and the Contract Operating Agreement (provided that, to the extent any third party is a party to an Applicable Operating Agreement, Gasco shall propose an operation to such third party in accordance with the terms of the Applicable Operating Agreement, though, for the avoidance of doubt, the operation does not need to be re-proposed to the Parties).

(c)           Subject to Article IX, Gasco shall be responsible for proposing to third parties, and conducting all operations that are contemplated by the Drilling Program under the Applicable Operating Agreement and the Contract Operating Agreement.  Other than as provided in the preceding sentence and in Section 4.4, prior to the end of the Drilling Program, no Party or its Affiliates shall propose operations under any Applicable Operating Agreement; provided that, prior to the end of the Drilling Term, if Gasco fails to conduct any operation contemplated by the Drilling Program within the time periods prescribed for such operation under the Drilling Program, then notwithstanding the terms of this Agreement or the Contract Operating Agreement to the contrary, Wapiti shall be permitted to propose and conduct such operation..  Other than with respect to operations proposed by a third party under an Applicable Operating Agreement, Wapiti hereby authorizes Gasco on its behalf to provide such notices, make such elections required by the Drilling Program and take such actions as may reasonably be required under any Applicable Operating Agreement or any other Associated Agreement to implement the operations and activities provided for in the Drilling Program.  To the extent that any elections or actions arise during the Drilling Program that are not contemplated by the Drilling Program, then, subject to Sections 4.2(d) and 4.4(c), any such elections or actions may only be taken by the Operating Committee.  In the event that an operation is included in the Drilling Program is proposed under an Applicable Operating Agreement, and a third party to such Applicable Operating Agreement non-consents such proposal, then each Party shall be required to participate for its full share (as determined pursuant to Article V) of the Working Interest of such non-consenting third party and Gasco.

(d)           If a third party proposes an operation pursuant to an Applicable Operating Agreement and such operation is expressly contemplated by the Drilling Program, then unless otherwise determined by the Operating Committee, each Party shall be required to participate in such operation and such operation shall be treated as if it was conducted under the Drilling Program.

(e)           With respect to the budgeted amount of each operation or series of related operations included in the Drilling Program, in conducting such operation or series of related operations under the terms of the Applicable Operating Agreement and, if applicable, the Contract Operating Agreement, Gasco shall be entitled to expend up to 10% in excess of such total budgeted amount for such operation or series of related operations without additional approval from the Operating Committee.  Gasco shall give the Operating Committee prior written notice of any expenditure made by it in the exercise of its excess expenditure rights pursuant to this Section 4.2(e) as promptly as reasonably possible after it knows it must make such expenditure, with the express agreement that is shall notify Wapiti immediately by telephone and email of any expenditures pursuant to Section 4.2(f), below.

(f)            Notwithstanding anything to the contrary in this Agreement or the Drilling Program, Gasco is expressly authorized to, and shall, make expenditures and incur liabilities when it reasonably determines that such expenditures or incurrences are necessary or advisable to deal with emergencies, including well blowouts, fires, oil spills or any other event which may endanger property, lives or the environment.  Gasco shall immediately, by telephone and email report to Wapiti the occurrence and nature of any such emergency that arises, the measures it intends to take or has taken in respect of such emergency and the estimated related expenditures.

(g)           Gasco shall use its reasonable best efforts during the Drilling Term to conduct all operations at the time prescribed in the Drilling Program.

4.3          Termination of the Drilling Program.

(a)           Generally.  Unless the Parties agree in writing to extend the Drilling Program, the Drilling Program shall terminate upon the earlier to occur of (i) Wapiti spending the full Wapiti Commitment in accordance with Article V, (ii) the Operating Committee voting to terminate the Drilling Program in accordance with Section 4.3(b), or (iii) Wapiti exercising its right to terminate the Drilling Program in accordance with Section 4.3(d); provided that solely in the case of clauses (ii) and (iii), the Drilling Program shall be deemed not to have terminated with respect to any Ongoing Operations.  For clarity, upon termination of the Drilling Program, (A) all Program Wells, as of the end of the Drilling Term, shall, after the end of the Drilling Term and until Payout, continue to be Program Wells and shall continue to be subject to Section 5.2, (B) Gasco shall be entitled to complete, and each Party shall continue to be obligated to participate in, all operations contemplated by the Drilling Program and relating to the Program Wells that were previously proposed and Spudded (but not completed) in accordance with the terms of the Drilling Program; provided that until Payout any Drilling and Completion Costs associated with such operations shall be allocated in accordance with Section 5.2(a)(ii), (C) until Payout, any sidetracking, deepening, recompleting, reworking, plugging back of wells or intervals therein or other operation involving the wellbore for a Program Wells shall be deemed to be related to and part of the applicable Program Well and the costs and expenses for such operation, and all revenues derived from such operation, shall be subject to Section 5.2, and (D) any drilling operation involving the drilling of a new wellbore (as opposed to reentering the wellbore for a Program Well), whether such drilling operation is located within the Spacing Units for a Program Well or not, and any sidetracking, deepening, recompleting reworking, plugging back of wells or intervals therein or other operation involving a new wellbore, shall be considered outside of the Drilling Program, any well related to an operation for a new wellbore shall not be considered a Program Well and the costs and expenses for such operation, and all revenues derived from an operation for a new wellbore, shall be allocated in accordance with Section 5.3.

(b)           Early Termination of Drilling Program.

(i)            Except with respect to any Ongoing Operations, as soon as Wapiti has expended $10 million on Drilling and Completion Costs relating to Program Wells (the “Trigger Event”), Gasco shall cease conducting all operations contemplated by the Drilling Program pending a decision by the Operating Committee to terminate the Drilling Program in accordance with this Section 4.3(b).

(ii)           Within 15 days following the Trigger Event, the Operating Committee will hold a meeting to review the results of the Drilling Program prior to the Trigger Event and will hold a vote to determine whether, based on the overall economic performance of the Drilling Program prior to the Trigger Event, to terminate the Drilling Program in accordance with this Section 4.3(b).

(iii)          If the Operating Committee votes to terminate the Drilling Program at such meeting, then within 90 days following such meeting (but effective as of the Trigger Event), Wapiti and its Affiliates shall assign to Gasco, in the same form of assignment that it received such interests, and free and clear of, all claims by, through or under Wapiti or its Affiliates, but not otherwise, an undivided 80% interest in all of the Wapiti Non-Producing Interests; provided that such reassignment shall specifically exclude Wapiti’s interest in any Non-Producing Interests and related assets to the extent such Non-Producing Interests are located within the Spacing Unit for any previously Spudded Program Well.  Upon consummation of such reassignment, Wapiti shall have satisfied its commitment obligation to the Drilling Program and the Drilling Program shall be terminated.

(iv)          If the Operating Committee does not vote to terminate the Drilling Program at such meeting, then Gasco may resume conducting the operations contemplated by the Drilling Program in accordance with this Agreement.

(c)           Wilkin Ridge Test Well and Gate Canyon Test Well.

(i)            If the Wilkin Ridge Test Well or the Gate Canyon Test Well are Spudded prior to the end of the Drilling Term, then such wells shall be Program Wells and Wapiti shall earn, in the case of the Wilkin Ridge Test Well, the Wapiti Non-Producing Interests described on Exhibit E-1 (the “Wilkin Ridge Interests”) or, in the case of the Gate Canyon Test Well, the Wapiti Non-Producing Interests described on Exhibit E-2 (the “Gate Canyon Interests”) in accordance with the terms hereof.

(ii)           Notwithstanding anything in this Agreement or the Drilling Program to the contrary, no Party may propose to drill any well on or including the Wilkin Ridge Interests until the Wilkin Ridge Test Well has been drilled and tested or propose to drill any well on or including the Gate Canyon Interests until the Gate Canyon Test Well has been drilled and tested.

(iii)          The Parties hereby agree that if the EIS has not been obtained by the time that $23.6 million of the $30 million of the Wapiti Commitment has been expended on Drilling and Completion Costs contemplated by the Drilling Program, Gasco may elect to suspend the Drilling Program for up to six (6) months, including suspending Wapiti’s obligations with respect to expending the remainder of the Wapiti Commitment on Drilling and Completion Costs contemplated by the Drilling Program.  Beginning on the date of such suspension and ending on the earlier to occur of (x) the Spudding of either the Gate Canyon Test Well or the Wilkin Ridge Test Well and (y) the six (6) month anniversary of such suspension (the “Extension Period”), unless otherwise extended by the Operating Committee, Gasco shall have no obligation to conduct any operations contemplated by the Drilling Program and all wells that are Spudded during such Extension Period will not be Program Wells.  If the EIS is obtained during the Extension Period, then Gasco will, as promptly as is reasonably practical thereafter, begin drilling the Gate Canyon Test Well and the Wilkin Ridge Test Well (and the Spudding of either well will mark the end of the Extension Period and the resumption of the Drilling Program).  Upon the end of the Extension Period, the Drilling Program, including Wapiti’s obligation to pay Drilling and Completion Costs in accordance with Section 5.2, will resume.  In no event will Wapiti be required to forfeit any acreage in the Gate Canyon Interests or the Wilkins Ridge Interests, on account of the Gate Canyon Test Well and the Wilkin Ridge Test Wells specifically not being drilled in accordance with the terms of the Drilling Program.  During the Extension Period, the Parties obligations with respect to any wells that are classified as Program Wells as of the beginning of such Extension Period shall not be modified as a result of this Section 4.3(c)(iii), except that all costs attributable to such Program Wells that are otherwise allocable between the Parties in accordance with Section 5.2(a)(i) shall be allocated between the Parties in accordance with Section 5.2(a)(ii) and neither the Gasco Commitment or the Wapiti Commitment shall be reduced by any Drilling and Completion Costs expended by the Parties during the Extension Period.

(d)           Environmental Impact Study.

(i)            Except with respect to any Ongoing Operations, in the event that the Parties have not received final approval by the appropriate Governmental Authorities of an environmental impact study with respect to the Wilkin Ridge Interests and the Gate Canyon Interests (the “EIS”) by December 31, 2012 (the “EIS Outside Date”) and Gasco has not received a sufficient number of drilling permits by the EIS Outside Date to allow Gasco to conduct the specific operations contemplated by the Drilling Program that are reasonably sufficient to utilize the Parties’ $37.5 million Drilling and Completion Costs commitment to the Drilling Program, then Wapiti may elect to terminate the Drilling Program by providing written notice of the same to Gasco within 15 days following the EIS Outside Date; provided that Wapiti shall not be permitted to exercise its right to terminate the Drilling Program under this Section 4.3(d) if Wapiti is in Default pursuant to Article IX or any Associated Agreement at the time it exercises such right.

(ii)           If Wapiti exercises its right to terminate the Drilling Program in accordance with Section 4.3(d)(i), then within 90 days following the date on which Wapiti exercises such right (but effective as of the EIS Outside Date), Wapiti and its Affiliates shall assign to Gasco, in the same form of assignment as it received such interests, and free and clear of, all claims by, through or under Wapiti or its Affiliates, but not otherwise, an undivided interest in all of the Wapiti Non-Producing Interests in an amount equal to the percentage determined by dividing (x) $30 million minus the amount of all Drilling and Completion Costs that have actually been paid by Wapiti in respect of the Program Wells and the Drilling Program as of the date of such reassignment by (y) $30 million; provided that such reassignment shall specifically exclude Wapiti’s interest in any Non-Producing Interests and related assets to the extent such Non-Producing Interests are located within the Spacing Unit for any previously Spudded Program Well.  Upon consummation of such reassignment, Wapiti and its Affiliates shall have satisfied their commitment obligation to the Drilling Program and the Drilling Program shall be terminated.

(iii)          From and after the Closing Date, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by Gasco in order to obtain final approval by the appropriate Governmental Authorities of the EIS by the EIS Outside Date.  Further, each of Gasco and Wapiti shall be responsible for one-half of all reasonable fees, costs and expenses paid to third parties incurred by Gasco (and excluding any internal general or administrative costs, including but not limited to, salaries, bonuses and benefits of Gasco employees) with respect to the Subject Interests in pursuing the EIS from and after the Closing Date and Gasco shall be entitled to invoice Wapiti for such fees, costs and expenses, and Wapiti shall pay such fees, costs and expenses, in accordance with Section 5.4.

4.4          Operations Outside of the Drilling Program; Development Program.  Subject to Section 4.2(f),

(a)           Prior to the end of the Drilling Term.  Prior to the end of the Drilling Term, unless otherwise approved by the Operating Committee, no Party or its Affiliates shall propose any operations covering the Subject Interests under any Applicable Operating Agreement that is not included in the Drilling Program.

(b)           After the end of the Drilling Term.

(i)            From and after the end of the Drilling Term, prior to any Party or its Affiliates proposing any drilling, completion, sidetracking, deepening, recompletion, reworking and plugging back of wells operations with respect to the Subject Interests under an Applicable Operating Agreement (a “Potential Operation”), a Party must first submit such Potential Operation to the Operating Committee for approval.  When voting on or consenting to a Potential Operation, the members of the Operating Committee may either (i) vote in favor of the Potential Operation, (ii) vote against the Potential Operation or (iii) abstain with respect to the Potential Operation.  If any member of the Operating Committee fails to vote with respect to a Potential Operation or fails to respond to consent request within the time period specified in Section 4.1(f) with respect to a Potential Operation, then such member of the Operating Committee shall be deemed to have voted against the Potential Operation.  If all members of the Operating Committee vote in favor of, or consent to, such Potential Operation, then the Party presenting such Potential Operation may propose such Potential Operation under the terms of the Applicable Operating Agreement.  If any member of the Operating Committee votes against, abstains from, or fails to consent to, such Potential Operation, then the Party submitting must wait at least 90 days before proposing such Potential Operation under the terms of the Applicable Operating Agreement.  If any Potential Operation is not actually commenced within 180 days of such proposals, then such Potential Operation shall again become subject to the terms of this Section 4.4(b).  Notwithstanding the foregoing, (X) Section 4.2(f) shall govern expenditures regarding emergencies, including well blowouts, fires, oil spills or any other event which may endanger property, lives or the environment, and (Y) the terms of the Gasco Operating Agreement or Wapiti Operating Agreement, as applicable, shall prevail over the terms of this Section 4.4(b)(i) in the event of an operation to maintain a lease.  Notwithstanding anything in this Section 4.4(b) to the contrary, regardless of whether a Party’s representative to the Operating Committee votes in favor of, against or abstains with respect to a Potential Operation, each Party shall have the right to make a nonconsent election with respect to any Potential Operation to the extent permitted under the terms of the Applicable Operating Agreement.

(ii)           In addition to the requirements of Section 4.4(b)(i), commencing in the year in which the Drilling Term ends, on or before October 31 of such calendar year and of each subsequent calendar year, each Party serving as operator under one of the Joint Operating Agreements (a “Party Operator”) shall, with respect to its portion of the Contract Area, prepare and submit to the Operating Committee an annual plan and budget (as amended or revised, the “Annual Plans and Budgets”) for operations that such Party Operator reasonably anticipates on conducting during such upcoming calendar year (the “relevant calendar year”).  In addition, each Party will provide a summary of its drilling and development operations and results of such operations for the current year to the extent relating to the Subject Interests.  Following distribution of such Annual Plans and Budgets, the Operating Committee and the Party Operators shall meet to discuss such Annual Plans and Budgets and any recommendations that any members of the Operating Committee may make with respect thereto, and each Party will have the right to have a technical meeting with the other Party to review the G&G Information generated during the drilling operations for the current year.  If a Party Operator determines to make any revisions to its Annual Plan and Budget based upon such meeting, then promptly following such meeting (and in any event prior to January 1 of the relevant calendar year), such Party Operator shall, with respect to its portion of the Contract Area, prepare and submit to the Operating Committee a revised Annual Plan and Budget based on such revisions.  Any such Annual Plan and Budget shall be for informational purposes only and shall not bind any Party or Party Operator to either propose or participate in the operations contemplated thereby; provided however that, during each relevant calendar year, each Party Operator shall (1) use its reasonable best efforts to amend its Annual Plan and Budget so that the Annual Plan and Budget for such relevant calendar year continually reflects such Party Operator’s intentions with respect to conducting operations in the applicable portion of the Contract Area during such relevant calendar year, (2) provide any such amendments to the Operating Committee promptly after finalizing such amendments, and (3) at the request of any member of the Operating Committee, meet with the Operating Committee at least once per calendar quarter to discuss any such amendments to such Annual Plan and Budget, such meetings to include any G&G Information that was used to determine to make such revisions.  Each Party Operator shall consider in good faith any recommendations made in respect of its Annual Plan and Budget by any member of the Operating Committee.  Notwithstanding the foregoing, until the termination of the Contract

Operating Agreement, Gasco shall be deemed to be the Party Operator for the Wapiti Contract Area.

(c)           Third Party Proposed Operations.  Notwithstanding anything in this Section 4.4 to the contrary, but subject to Section 4.2(d), if a third party proposes an operation pursuant to an Applicable Operating Agreement, then unless otherwise determined by the Operating Committee, each Party shall have the right to elect to participate or not to participate in such operation.  For clarity, if the third party proposes the operation prior to the end of the Drilling Term and the operation is not contemplated by the Drilling Program, then unless otherwise determined by the Operating Committee, the operation will not be part of the Drilling Program.

4.5          AFEs.  Prior to Gasco (a) Spudding any Program Well, or (b) making any expenditure under the Drilling Program that is estimated to cost in excess of $50,000, Gasco shall submit an authority for expenditure to the Parties covering such well or expenditure for information purposes only.

ARTICLE V
CAPITAL COMMITMENT; NET REVENUE INTEREST AND WORKING INTEREST

5.1          Capital Commitment; Letter of Credit.

(a)           Subject to Section 4.3(b) and Section 5.1(b), the Parties hereby commit to fund $37.5 million of Drilling and Completion Costs in furtherance of the Drilling Program, with Gasco committing to fund $7.5 million of said Drilling and Completion Costs (the “Gasco Commitment”) and Wapiti committing to fund $30 million of said Drilling and Completion Costs (the “Wapiti Commitment”) (it being understood that $15 million of the Wapiti Commitment shall be paid by Wapiti on behalf of Gasco as consideration for the Wapiti Non-Producing Interest), in each case, as further described in this Article V.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that if, as of February 23, 2013, the price of natural gas as quoted on the NYMEX Natural Gas Futures Market for the 5 year futures strip is greater than or equal to $5.00 per mmbtu, then the aggregate commitments to fund the Drilling Program for purposes of this Agreement shall be increased such that (i) the Parties shall fund $43.75 million of Drilling and Completion Costs in furtherance of the Drilling Program, (ii) the Gasco Commitment shall be increased such that Gasco shall commit to fund $8.75 million of said Drilling and Completion Costs, (iii) the Wapiti Commitment shall be increased such that Wapiti shall commit to fund $35 million of said Drilling and Completion Costs (it being understood that $17.5 million of the Wapiti Commitment shall be paid by Wapiti on behalf of Gasco as consideration for the Wapiti Non-Producing Interest), (iv) the amounts in Section 4.3(d)(ii) and Section 9.4(d) shall be increased to $35 million and (v) the two amounts in Section 4.3(c)(iii) shall be increased to $28.6 million and $35 million respectively.

(c)           To secure the Wapiti Commitment, Wapiti shall deliver to Gasco a $10 million Letter of Credit, in the form attached hereto as Exhibit F  (the “Letter of Credit”), from BNP Paribas in favor of Gasco, by no later than the thirtieth (30th) day after the Closing Date;

provided that if Wapiti enters into a definitive agreement with NFR (as defined in the Purchase Agreement) to acquire NFR’s interest in the NFR Properties (as defined in the Purchase Agreement) that are Wapiti Non-Producing Interests by no later than the thirtieth (30th) day after the Closing Date, Wapiti’s deadline to deliver the Letter of Credit to Gasco shall be extended until the earlier of (1) the date of the closing of such definitive agreement, (2) the date of termination of such definitive agreement or (3) the date that is the sixtieth (60th) day after the Closing Date; and provided further that Gasco shall only draw on such Letter of Credit in accordance with Section 9.3(d).

5.2          Working Interest and Net Revenue Interest in Program Wells.  Notwithstanding the Parties’ actual ownership interests in the Subject Interests or any Applicable Operating Agreement to the contrary, with respect to the Subject Interests covered by each Program Well (other than any After-Acquired Interests), the Working Interest and Net Revenue Interest attributable to the Subject Interests of the Parties in such Program Well (other than any After-Acquired Interests) shall be allocated amongst the Parties in accordance with this Section 5.2.

(a)           Drilling and Completion Costs.

(i)            With respect to each Program Well, from the Closing Date until the end of the Drilling Term, all Drilling and Completion Costs attributable to the Subject Interests covered by such Program Well (other than any After-Acquired Interests) shall be borne by the Parties in the following percentages:

Party	Interest
Gasco	20%
Wapiti	80%

(ii)           With respect to each Program Well, from and after end of the Drilling Term until Payout, all Drilling and Completion Costs attributable to the Subject Interests covered by such Program Well (other than any After-Acquired Interests) shall be borne by the Parties in the following percentages:

Party	Interest
Gasco	32.50%
Wapiti	67.50%

(iii)          With respect to each Program Well, from and after Payout, all Drilling and Completion Costs attributable to the Subject Interests covered by such Program Well (other than any After-Acquired Interests) shall be borne by the Parties in proportion to their actual Working Interests in such Subject Interests.

(b)           Other Working Interest Costs.

(i)            With respect to each Program Well, from the Closing Date until Payout, all Other Working Interests Costs shall be borne by the Parties in the following percentages:

Party	Interest
Gasco	32.50%
Wapiti	67.50%

(ii)           With respect to each Program Well, from and after Payout, all other Working Interests Costs shall be borne by the Parties in proportion to their actual Working Interests in such Subject Interests.

(c)           Net Revenue Interests.

(i)            With respect to each Program Well, from the Closing Date until Payout, the Net Revenue Interest attributable to the Subject Interests covered by such Program Well (other than any After-Acquired Interests) shall be allocated between the Parties in the following percentages:

Party	Interest
Gasco	32.50%
Wapiti	67.50%

(ii)           With respect to each Program Well, from and after Payout, the Net Revenue Interest attributable to the Subject Interests covered by such Program Well (other than any After-Acquired Interests) shall be allocated between the Parties in proportion to their actual Net Revenue Interests in such Subject Interests, which the Parties currently anticipate to be as described in the table set forth below:

Party	Interest
Gasco	50.00%
Wapiti	50.00%

(d)           After-Acquired Interests.

(i)            With respect to each Program Well, all costs and expenses (including all Drilling and Completion Costs) attributable to any After-Acquired Interests covered by such Program Well shall be borne by the Parties in proportion to their actual Working Interests in such After-Acquired Interests.

(ii)           With respect to each Program Well, the Net Revenue Interest attributable to any After-Acquired Interests covered by such Program Well shall be allocated between the Parties in proportion to their actual Net Revenue Interests in such After-Acquired Interests.

(e)           Payout Reports.  From the date on which the first Program Well in the Drilling Program begins producing in paying quantities until Payout, to the extent such information is available to Gasco, within 60 days following the end of each calendar quarter, Gasco shall provide each Party with a report showing, as of the last day of such previous calendar quarter, (i) the amount of Drilling and Completion Costs that each Party has paid with respect to each Program Well, (ii) the amount of all other costs and expenses (other than Drilling and Completion Costs) that each Party has paid with respect to each Program Well, (iii) the amount of proceeds from production that each Party has received with respect to each Program Well and (iv) the status of Payout.  Notwithstanding the above, if at any such quarterly report, there is a reasonable possibility that Payout will occur prior to the next quarterly report, Gasco shall deliver a report on Payout at the end of each month.  Such report shall be provided for informational purposes only.  Wapiti shall use its commercially reasonable efforts to cooperate with Gasco in preparing the reports described in this Section 5.2(e), including promptly providing Gasco with any information that Gasco reasonably requests in order to prepare such reports.

5.3                               Working Interest and Net Revenue Interest in Operations Outside of the Drilling Program.

(a)                                 Working Interest Costs.  With respect to all operations and activities pertaining to the Subject Interests that are not related to the Drilling Program, all costs and expenses (including all Drilling and Completion Costs) attributable to such Subject Interests covered by such operation or activity shall be borne by the Parties in proportion to their actual Working Interests in such Subject Interests.

(b)                                 Net Revenue Interests.  With respect to all operations and activities pertaining to the Subject Interests that are not related to the Drilling Program, the Net Revenue Interest attributable to such Subject Interests covered by such operation or activity shall be allocated between the Parties in proportion to their actual Net Revenue Interests in such Subject Interests.

5.4                               Payment Procedures.

(a)                                 Gasco may issue statements and invoices to Wapiti for its share of costs and expenses attributable to the Subject Interests (after giving effect to Section 5.2) or may issue a request to Wapiti to advance its share of such costs and expenses that Gasco reasonably anticipates to be incurred in the future in connection with operations conducted with respect to the Subject Interests; provided that, Wapiti shall not be obligated to advance any monies hereunder to Gasco, unless the operations to which such costs relate are reasonably expected to be commenced during the calendar month immediately following the calendar month in which request for advance is issued to Wapiti.

(b)                                 Subject to the proviso in Section 5.4(a), in response to each statement or invoice issued by Gasco pursuant to Section 5.4(a), Wapiti shall pay or advance all amounts it is required to pay or advance under such statement or invoice within 30 days of receiving such statement or invoice.

(c)                                  In response to each statement or invoice for costs or expenses attributable to the Subject Interests that is issued by a third party operator under an Applicable Operating Agreement, to the extent Gasco has not previously issued a statement or invoice for such costs or expenses, each Party shall pay its share of such costs and expenses (after giving effect to Section 5.2) in accordance with the Applicable Operating Agreement.  In the event that Gasco has issued a statement or invoice for costs and expenses and a third party operator issues a statement or invoice for the same costs and expenses, (i) each Party shall pay or advance its share of such costs and expenses (after giving effect to Section 5.2) to the third party operator on a timely basis, expressly provided any such funds will be included in the required Drilling and Completion Costs, if applicable.

(d)                                 Wapiti shall have the right to audit Gasco’s accounts with respect to operations on the Subject Interests in which it participates on the same basis as is provided in Exhibit “C” to the Joint Operating Agreements.

ARTICLE VI
TRANSFER RESTRICTIONS

6.1                               Restrictions on Transfer, etc.

(a)                                 Transfers by Gasco and its Affiliates.

(i)                                     Subject to the remainder of this Article VI, prior to the end of the Drilling Term, Gasco shall not, and shall cause its Affiliates not to, Transfer all or any portion of their Joint Development Interests (other than a Transfer of an Immaterial Interest) or undergo a Change in Control without the prior written consent of Wapiti (which may be granted or withheld in Wapiti’s sole discretion).

(ii)                                  Subject to the remainder of this Article VI, from and after the end of the Drilling Term, Gasco and its Affiliates shall be permitted to Transfer all or any undivided portion of their Joint Development Interests to any Person that as of the date of such Transfer has the financial ability to perform the future payment obligations, and the technical ability to perform all other obligations, hereunder and under the Associated Agreements with respect thereto, or undergo a Change in Control.

(b)                                 Transfers by Wapiti and its Affiliates.

(i)                                     Subject to the remainder of this Article VI, prior to the end of the Drilling Term, Wapiti shall not, and shall cause its Affiliates not to, Transfer all or any portion of their Joint Development Interests (other than a Transfer of an Immaterial Interest) or undergo a Change in Control without the prior written consent of Gasco (which may be granted or withheld in Gasco’s sole discretion).

(ii)                                  Subject to the remainder of this Article VI, from and after the end of the Drilling Term, Wapiti and its Affiliates shall be permitted to Transfer all or any undivided portion of their Joint Development Interests to any Person that as of the date of such Transfer has the financial ability to perform the future payment obligations, and the technical ability to perform all other obligations, hereunder and under the Associated Agreements with respect thereto, or undergo a Change in Control.

(c)                                  Permitted Transfers.  Notwithstanding the restrictions on Transfer set forth in Sections 6.1(a) or 6.1(b), but subject to the requirements of Sections 6.1(e) and 6.2,

(i)                                     each of Gasco and its Affiliates and Wapiti and its Affiliates may encumber all or a portion of their respective Joint Development Interests solely for financing purposes (other than, with respect to Wapiti and its Affiliates, the Wapiti Non-Producing Interest which may only be encumbered by Wapiti and its Affiliates after the end of the Drilling Term); provided that the Parties agree that any such encumbrances shall be subject to the rights and obligations of the Parties under this Agreement and the Associated Agreements;

(ii)                                  Wapiti may transfer all but not less than all of its Joint Development Interests during the Drilling Term provided that (i) concurrently with such Transfer the transferee assume all of the terms and conditions of this Agreement, including the terms and conditions of the Letter of Credit and the Mortgage and replaces the Letter of Credit with a new Letter of Credit in form and substance substantially the same as the Letter of Credit and in an amount equal to $10 Million; (ii) the transferee is at least as financially creditworthy as Wapiti, as determined by Gasco in its sole discretion, and (iii) immediately prior to such Transfer, Wapiti or its Affiliates shall resign as operator under each Applicable Operating Agreement in which Wapiti or its Affiliates is named as operator in the Contract Area and take all action as is necessary under such Applicable Operating Agreements to name Gasco as operator thereunder (it being the intent of the Parties that Wapiti will forfeit and release all rights to be an operator in the Contract Area and Gasco shall succeed to such rights).

(iii)                               any Party and its Affiliates may Transfer all or an undivided portion of their Joint Development Interests to any Affiliate of any Party;

provided, however, that no such Transfer of any Joint Development Interests as permitted under this Section 6.1(c) shall relieve such transferring Person of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement (whether accruing prior to or after the date of such Transfer).  Notwithstanding Sections 6.1(a), 6.1(b) or 6.1(d) to the contrary, any Transfer by a Party to an Affiliate of such Party shall be deemed pursuant to and subject to this Section 6.1(c).

(d)                                 Liability of Transferor/Transferee. No Transfer of any Joint Development Interests as permitted under Section 6.1(a) or 6.1(b) shall relieve the transferring Person of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement except to the extent of obligations incurred from and after the time such Transfer is effective in accordance with this Agreement and all Associated Agreements to the extent related to the interests transferred to such Person.

(e)                                  Transfers by Defaulting Parties.  No Defaulting Party may, and any Defaulting Party shall cause its Affiliates not to, Transfer all or any portion of its Joint Development Interest or undergo a Change in Control unless and until the Total Amount in Default is paid by such Defaulting Party or its transferee or any other Person on behalf of such Defaulting Party and then further subject to compliance with the other provisions of this Article VI.

(f)                                   Transfers in Violation of this Article VI.  Any Transfer or attempted Transfer or Change in Control in violation of this Article VI shall be, and is hereby declared, null and void ab initio.

6.2                               Documentation for Transfers.  Any Transfer (other than a Transfer of an Immaterial Interest or Transfer permitted pursuant to Section 6.1(c)(i)) by any Party that is otherwise permitted pursuant to Section 6.1 shall not be effective unless and until the other Parties have received documentation executed by both the transferring Party (or its legal representative) and the permitted transferee (or its legal representative) that includes each of the following:

(a)                                 the notice address of the permitted transferee;

(b)                                 such permitted transferee’s express agreement in writing to (i) be bound by all of the terms and conditions of this Agreement and any applicable Associated Agreement and (ii) assume an undivided interest (in an amount equal to the interest being Transferred to the permitted transferee) of all of the liabilities and obligations of the transferring Party under this Agreement and any applicable Associated Agreements (which may be limited to the liabilities and obligations to the extent attributable to all periods from and after the effective time of the assignment, provided that the transferring Party remains liable for all liabilities and obligations to the extent attributable to all periods prior to the effective time of the assignment);

(c)                                  a description of the Joint Development Interest being Transferred by the transferring Party and the permitted transferee immediately following the Transfer; and

(d)                                 representations and warranties to the other Party from both the transferring Party and the permitted transferee that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Associated Agreements.

Each permitted Transfer shall be effective against the other Party as of the first Business Day of the calendar month immediately following the other Party’s receipt of the documentation required by this Section 6.2.

6.3                               Right of First Offer.

(a)                                 Subject to Section 6.1, if a Party or any of its Affiliates (each such Person, a “Transferor”) desires to Transfer to a third party (either directly or indirectly through a Change in Control but excluding Transfers of the types described in Section 4.1(c), a Transfer of an Immaterial Interest and a change in control of a Party’s Ultimate Parent) all or any portion of the Transferor’s Joint Development Interest, the Transferor shall give to the other Party (the “ROFO Party”) written notice (“ROFO Notice”) stating the Transferor’s desire to effect such Transfer, the Joint Development Interest to be Transferred (the “Offered Interest”) and the terms and conditions on which the Transferor proposes to Transfer the Offered Interest; provided, however, that if the consideration set forth in such ROFO Notice contemplates any non-cash consideration, the ROFO Party shall be entitled to pay in lieu of such non-cash consideration, cash in an amount equal to the Fair Market Value of such non-cash consideration unless the ROFO Party and Transferor agree to some other form of consideration.  The ROFO Party shall have the right but not the obligation to elect to acquire such Offered Interest on the terms and conditions set forth in the ROFO Notice.  The ROFO Notice shall constitute a binding offer (the “ROFO Offer”) by the Transferor to Transfer to the ROFO Party the Offered Interest at the price and upon the terms specified in the ROFO Notice and such offer shall be irrevocable for 30 days following receipt by the ROFO Party.  The ROFO Party may accept such ROFO Offer and acquire all but not less than all of the Offered Interest by giving written notice of the same to the Transferor within such 30-day period.  The failure by the ROFO Party to so notify the Transferor within such 30-day period shall be deemed an election by the ROFO Party not to accept such ROFO Offer.

(b)                                 If the ROFO Party accepts the ROFO Offer, then the Transferor and the ROFO Party shall cooperate together to consummate the Transfer of the Offered Interest to the ROFO Party as promptly as practicable following such acceptance.

(c)                                  If the ROFO Party does not accept the ROFO Offer, then the Transferor may Transfer all or any portion of the Offered Interest at any time within 120 days following the end of the 30-day period that the ROFO Party had to accept the ROFO Offer.  If the Transferor does not affect such Transfer within such 120-day period, the Transfer of the Offered Interest shall again become subject to the right of first offer set forth in this Section 6.4.

ARTICLE VII
AREA OF MUTUAL INTEREST

7.1                               Creation of Area of Mutual Interest.  The Parties agree that the area outlined on Exhibit “I” hereto shall be the Contract Area, which includes the Subject Interests and a perimeter around the Subject Interests and shall be the area of mutual interest subject to the terms hereof.

7.2                               Acquisition of Option Interests.

(a)                                 If, after the date hereof, a Party or any of its Affiliates, directly or indirectly (including by merger, acquisition of equity or otherwise), acquires or seeks to acquire any additional Leases and related assets within the Contract Area (such Party, the “Acquiring Party”), then the Acquiring Party (i) will in the case of any acquisition that has already taken place and (ii) may in the case of any proposed acquisition, promptly provide written notice (the “Acquisition Notice”) to the other Party (the “Non-Acquiring Party”) of such acquisition or proposed acquisition, as applicable, including the material terms and conditions (excluding any terms dealing solely with assets not within the Contract Area) of such acquisition and a description of the Leases and related assets that are being or have been acquired (the “Option Interests”); provided, however, that the Excluded Assets (as defined in the Purchase Agreement) shall not be treated as Option Interests or subject to this Section 7.2.  Within 30 days after such Acquisition Notice is delivered to the Non-Acquiring Party, the Non-Acquiring Party will have the option to acquire all, but not less than all, of its Participating Interest share of such Option Interests on the same terms and conditions on which the Acquiring Party acquired or will acquire the Option Interests by providing written notice of such election to the Acquiring Party.  If the Non-Acquiring Party fails to exercise its option within such 30-day period, such Non-Acquiring Party shall be deemed to have made an election not to participate.

(b)                                 If the Non-Acquiring Party elects to participate in accordance with Section 7.2(a), such Non-Acquiring Party shall purchase its share of the Option Interests from the Acquiring Party within 30 days of its election in the case of any acquisition that has already taken place, or in the case of a proposed acquisition, at the closing of such acquisition (or as promptly as practicable thereafter as the Acquiring Person may reasonably determine) (such date, the “Payment Date”).  At the closing of such purchase (an “AMI Purchase Date”), (i) the Non-Acquiring Party will be required to (A) except for obligations assumed pursuant to clause (B) below, pay to the Acquiring Party (or to such other Person as the Acquiring Party may designate) its share of the Acquisition Costs in proportion to the interest in the Option Interests it is acquiring in cash, together with interest thereon at the Agreed Rate from the date on which the Acquiring Party acquired the Option Interests (if earlier than the Payment Date) to the Payment Date and (B) if the Option Interest is acquired pursuant to a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations assume its share of all obligations required to be performed by the Acquiring Party or its Affiliates to earn such Option Interest and (ii) the Acquiring Party shall deliver to such Non-Acquiring Party its interest in the Option Interests on the same terms and conditions as such Acquiring Party is or has acquired its interest in the Option Interests (with such changes as may be necessitated by the differences in the parties, the transfer of only the Option Interests and, if applicable, the payment of the Fair Market Value in lieu of other consideration or the apportionment of rights from a Package Sale); provided that, except for a special warranty of title covering the Acquiring Party’s period of ownership, the Acquiring Party shall in no event have any liability to the Non-Acquiring Party for representations, warranties or indemnities with respect to the Option Interest in excess of the Non-Acquiring Party’s Participating Interest shares of amounts that the Acquiring Party actually recovers from the Person from whom it acquired the Option Interest.  The Non-Acquiring Party will be responsible for and will pay the costs of recording the assignment of its interest in the Option Interests in the real property records of the appropriate county or township as applicable.

(c)                                  If the Non-Acquiring Party elects not to participate in accordance with Section 7.2(a), the Acquiring Party will retain 100% of the Option Interests and such Option Interests will be excluded from the Contract Area and will not be governed by the terms of this Agreement or any Applicable Operating Agreement.

(d)                                 If an Acquiring Party acquires or seeks to acquire any Lease and related assets that lie partially within and partially outside of the Contract Area, then only the portion of such Lease and related assets that lies within the Contract Area shall be deemed to be an Option Interest and any portion of the Lease and related assets that lies outside of the Contract Area shall not be subject to this Article VII.  Unless there is a clear and convincing reason to differentiate between the acreage within the area of mutual interest and the acreage outside the area of mutual interest, the acquisition costs shall be allocated on a per acre basis.

7.3                               Acquisition Activities.  Prior to any Party or its Affiliates acquiring any Lease and/or related assets in the Contract Area, such Party shall use its commercially reasonable efforts to coordinate its acquisition activities with the other Party, including using its commercially reasonably efforts to provide the other Party with reasonable advance notice of any potential acquisition and allowing such other Party the opportunity to participate in such acquisition.

ARTICLE VIII
TAXES

8.1                               Tax Partnership.  The Parties intend and expect that the transactions contemplated by this Agreement and the Associated Agreements, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership (the “Tax Partnership”) in which Gasco and Wapiti are treated as partners.  Accordingly, for Tax Purposes, (a) Gasco will be treated as selling the Wapiti Producing Interests, the Wapiti Non-Producing Interests and a joint ownership interest in the G&G Information that is not subject to the License Agreement in exchange for the Final Purchase Price, (b) Gasco will be treated as contributing to the Tax Partnership on the Closing Date all of its interests in the Gasco Producing Interests, the Gasco Non-Producing Interests and the G&G Information that is not subject to the License Agreement and providing its undertaking to fund, when due, the costs and expenses allocable to it under this Agreement and the Associated Agreements in exchange for an interest in the Tax Partnership; (c) Wapiti will be treated as contributing to the Tax Partnership on the Closing Date all of its interests in the Wapiti Producing Interests, the Wapiti Non-Producing Interests and the G&G Information that is not subject to the License Agreement and providing its undertaking to fund, when due, the costs and expenses allocable to it under this Agreement and the Associated Agreements in exchange for an interest in the Tax Partnership; and (d) the Tax Partnership will be treated from and after the Closing as (i) holding 100% of the Parties’ interests in the Subject Interests, (ii) engaging in all activities of the Parties with respect to the Subject Interests and (iii) realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of the Subject Interests (and any other assets acquired or developed by the Parties jointly pursuant to the Development Agreement), notwithstanding that such items are realized, paid or incurred by the Parties individually.  The governing terms and conditions of the Tax Partnership are set forth in the form thereof to be executed on the Closing Date, attached as Exhibit G (the “Tax Partnership Agreement”), and shall be consistent with this Section 8.1.  Any Transfer (other than a Transfer of an Immaterial Interest) by any Party that is otherwise permitted pursuant to Section 6.1 shall not be effective unless the permitted transferee agrees in writing that the Joint Development Interest it is acquiring in the Transfer will be subject to the Tax Partnership Agreement.

8.2                               Tax Information.  Gasco shall provide each Party, in a timely manner and at each Party’s sole expense, with information with respect to operations covering the Subject Interests conducted by Gasco as such Party may reasonably request for preparation of its tax returns or responding to any audit or tax proceeding with respect to Asset Taxes.

8.3                               Responsibility for Taxes.  Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contractual obligations under this Agreement and the Associated Agreements.  Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.

ARTICLE IX
DEFAULTS

9.1                               Defaults.

(a)                                 In the event that any Party fails to pay any of its share of costs and expenses (after giving effect to Section 5.2) under this Agreement or any Associated Agreement (a “Default”), in each case, on or before the Initial Default Date, (such Party, a “Defaulting Party”), then (i) the other Party (the “Non-Defaulting Party”) shall provide written notice of such default (a “Default Notice”) to such Defaulting Party within 10 days after the Initial Default Date (provided any failure by the Non-Defaulting Party to give such notice within such time period shall not affect any rights or remedies of the Non-Defaulting Party in this Agreement or any Associated Agreement, but shall be a covenant for the benefit of the Defaulting Party solely for the purpose of allowing the Defaulting Party to assert a claim in the event the Defaulting Party incurs damages caused by the Non-Defaulting Party’s failure to give any such notice within such period) and (ii) in addition to (A) the remedies available to any Non-Defaulting Party under any Associated Agreements, (B) those remedies that occur automatically pursuant to Section 9.2, and (C) any and all other rights and remedies under this Agreement or at Law or in equity, the Non-Defaulting Party shall be entitled to exercise, in its sole discretion, any one or more of the remedies set forth in Section 9.3 during the period of time beginning on the Initial Default Date until the date upon which the Total Amount in Default has been fully cured (the “Default Period”).  In addition, the Parties agree that the failure of Wapiti to deliver the Letter of Credit to Gasco by the deadline specified in Section 5.1(c) shall constitute a Default under this Agreement.

(b)                                 All amounts in default and not paid when due under this Agreement shall bear interest at the Agreed Rate from the due date to the date of payment.

9.2                               Certain Automatic Remedies for a Default.

(a)                                 Generally.  Unless the Non-Defaulting Party elects in writing to waive or extend the time period for any or all of the following, then, for a period (1) beginning on the earlier of (x) the 10th day after the date on which the Defaulting Party receives the Default Notice and (y) 20 days after the Initial Default Date and (2) ending upon the expiration of the Default Period, the Defaulting Party shall automatically not be entitled to:

(i)                                     make any proposal under this Agreement or any Applicable Operating Agreement or elect to participate in any operation under this Agreement or any Applicable Operating Agreement;

(ii)                                  vote on any matter with respect to which approval is required under the express terms of this Agreement or any Associated Agreement (excluding any amendment or waiver of the terms of any such agreement);

(iii)                               call any Operating Committee meeting or be entitled to vote there at, with the quorum and voting requirements adjusted accordingly;

(iv)                              send its representatives or advisors to any meeting of the Operating Committee;

(v)                                 access any data or information relating to any operation conducted under this Agreement or any Associated Agreement (except to the extent that the Defaulting Party is the operator of any interest in question, in which case such operator shall be entitled to such data and information as may be necessary to perform its responsibilities under the terms of the Applicable Operating Agreements and the Contract Operating Agreement);

(vi)                              Transfer all or any part of its Joint Development Interest or any other Subject Interest undergo a Change in Control or encumber all or any part of its Joint Development Interest or any other Subject Interests, except in a case of a Transfer of a Joint Development Interest to, or a Change in Control with, a Person or encumbrance in favor of a Person who simultaneously with such Transfer, Change in Control or encumbrance satisfies in full the Total Amount in Default;

(vii)                           offer to acquire any Offered Interest pursuant to Section 6.4; or

(viii)                        elect to acquire any Option Interests pursuant to Section 7.2.

(b)                                 Certain Remedies.  If Wapiti is a Defaulting Party with respect to the Wapiti Commitment (a “D&C Payment Default”), then unless Gasco elects in writing to waive or extend the time period for the following, as of the earlier to occur of (x) the 50th day after the date on which Wapiti, as the Defaulting Party, receives the Default Notice for such D&C Payment Default and (y) 60 days after the Initial Default Date for such D&C Payment Default (the “D&C Acceleration Trigger”), Wapiti shall be required to pay the Outstanding Wapiti Commitment Balance as a lump sum payment (such payment, the “D&C Balance Payment”).  Promptly following the D&C Acceleration Trigger, but in any event within five Business Days following the date of such D&C Acceleration Trigger, Wapiti shall pay to Gasco the D&C Balance Payment by wire transfer of immediately available funds to an account specified by Gasco in writing to Wapiti.  Notwithstanding anything in this Agreement to the contrary, upon Gasco’s receipt of the D&C Balance Payment, Wapiti will be deemed to have satisfied its obligation to pay Drilling and Completion Costs under the Drilling Program in the amount of the D&C Balance Payment and Gasco thereafter shall be responsible for paying such obligation as and when it becomes due.

9.3                               Certain Other Remedies for a Default.

(a)                                 Right to Entitlements.  From and after the 30th day after the Initial Default Date, a Defaulting Party shall have no right to receive its Entitlement from the Subject Interests and the Non-Defaulting Party shall have the right to collect such Entitlement; provided that the proceeds from all such Entitlements shall be used to pay the Total Amount in Default and shall be deemed, first, to apply to the portion of the Total Amount in Default that relates to any portion to any unpaid Drilling and Completion Costs and, second, and only to the extent that all defaults have been cured with respect to the unpaid Drilling and Completion Costs, proportionately to the remainder of the Total Amount in Default.

(b)                                 Specific Performance.  Any Non-Defaulting Party shall be entitled to seek specific performance of any of the Defaulting Party’s obligations under this Agreement or any Associated Agreement.

(c)                                  Removal of Operator and Contract Operator.

(i)                                     In addition to the other remedies available hereunder to Wapiti, if Gasco or any of its Affiliates is a Defaulting Party, from and after the 50th day after the Initial Default Date, then, and so long as Wapiti or any of its Affiliates is not in Default and Gasco or its applicable Affiliate is not disputing the applicable Default in good faith, Wapiti may deliver to Gasco a notice that it is electing to remove Gasco as contract operator under the Contract Operating Agreement and as operator under any Applicable Operating Agreement (and Gasco shall take all action as is necessary to resign as operator under such Applicable Operating Agreements), effective as of the date of such notice (or such later date as Wapiti shall specify in such notice), and Gasco shall use its commercially reasonable efforts to elect Wapiti or its designee as operator under such Applicable Operating Agreements.  To the extent Gasco is given any special rights or is subject to as special obligations with respect to implementing and administering the Drilling Program under the terms of this Agreement and Gasco is removed as contract operator and operator pursuant to the terms of this Section 9.3(c), then Wapiti shall be given such special rights and assume such special obligations for the purpose of implementing and administering the Drilling Program in accordance with the terms of this Agreement.

(ii)                                  In addition to the other remedies available hereunder to Gasco, if Wapiti or any of its Affiliates is a Defaulting Party, from and after the 50th day after the Initial Default Date, then, and so long as Gasco or any of its Affiliates is not in Default and Wapiti or its applicable Affiliate is not disputing the applicable Default in good faith, Gasco may deliver to Wapiti a notice that it is electing to remove Wapiti as operator under any Applicable Operating Agreement (and Wapiti shall take all action as is necessary to resign as operator under such Applicable Operating Agreements), effective as of the date of such notice (or such later date as Gasco shall specify in such notice), and Wapiti shall use its commercially reasonable efforts to elect Gasco or its designee as operator under such Applicable Operating Agreements.

(d)                                 Letter of Credit.  In addition to the other remedies available hereunder to Gasco, Gasco may draw on the Letter of Credit in an amount equal to the lesser of the full amount of the Letter of Credit and the Outstanding Wapiti Commitment Balance at the time of such drawdown if prior to the end of the Drilling Term either (x) there is a D&C Payment Default or (y) the Letter of Credit is set to terminate in accordance with its terms and Wapiti has not delivered to Gasco a new Letter of Credit on the same terms and conditions as those contained in the original Letter of Credit in an amount equal to the lesser of $10 million and the Outstanding Wapiti Commitment Balance.

(e)                                  Mortgage.  In addition to the other remedies available hereunder to Gasco, from and after the 30th day after the Initial Default Date, Gasco may exercise its rights under the Mortgage to cure the Total Amount in Default with respect to any D&C Payment Default by Wapiti.

(f)                                   Offset.  Any Non-Defaulting Party and its Affiliates shall be permitted to offset any amounts owed to it by a Defaulting Party or its Affiliates.

(g)                                  Limited Reassignment Remedy.  In addition to the other remedies available hereunder to Gasco, in the event Wapiti has not delivered the Letter of Credit to Gasco by the deadline specified in Section 5.1(c), Gasco may require Wapiti, for no consideration, to reassign, effective as of the date of the deadline specified in Section 5.1(c), using substantially the same form of Assignment and Bill of Sale pursuant to which the Wapiti Non-Producing Interests were assigned by Gasco to Wapiti at Closing, and with special warranty of title for claims arising by, through or under Wapiti and its Affiliates but not otherwise, to Gasco, all of Wapiti’s and its Affiliates’ right, title and interest in and to the Wapiti Non-Producing Interests, but excluding any interest in any Program Well that is part of the Wapiti Non-Producing Interests on which a well has been drilled as of such date.

9.4                               Pledged Non-Producing Interests.

(a)                                 In order to secure the Wapiti Commitment, Wapiti shall execute, acknowledge and deliver to Gasco on the Closing Date the Mortgage which will grant to Gasco (i) a first priority lien upon and security interest in the Wapiti Non-Producing Interests and (ii) a first priority lien on and security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection with such Wapiti Non-Producing Interests (the “Pledged Non-Producing Interests”).

(b)                                 Gasco is authorized to file the Mortgage as a lien, mortgage and/or deed of trust (and/or notice thereof) in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the states in which the Pledged Non-Producing Interests are situated and such other states as Gasco shall deem appropriate to perfect the security interest granted under the Mortgage.  In furtherance of the foregoing, Wapiti, by its execution of this Agreement, hereby authorizes Gasco, and grants to Gasco a limited power of attorney, to execute, file and/or record on behalf of Wapiti any documents or instruments necessary, desirable or appropriate to grant and perfect the lien described in Section 9.4(a) and to correct any ministerial errors that Gasco may find from time to time in the Mortgage, including amendments to the Mortgage or additional mortgages or deeds of trust in substantially the form of the Mortgage, as applicable (collectively, the “Mortgage Amendments”) which power is coupled with an interest and irrevocable so long as this Agreement is in effect.

(c)                                  All Persons acquiring an interest in the Pledged Non-Producing Interests, including Wapiti, whether by assignment, merger, mortgage, operation of Law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted pursuant to the Mortgage and as to all obligations attributable to such interest hereunder, whether or not such obligations arise before or after such interest is acquired.

(d)                                 Gasco hereby covenants and agrees that, upon request the written request of Wapiti at each June 30 and December 31 during the Drilling Term, beginning December 31, 2012, it will enter into, execute and deliver a recordable partial release of the Mortgage (in each case, a “Partial Release”), releasing from the Mortgage a percentage of the undivided interest in the Pledged Non-Producing Interests (in each case, a “Partial Release Percentage”) and a final release upon the Outstanding Wapiti Commitment Balance equaling zero, all in accordance with the terms hereof.  Each Partial Release Percentage shall be the fraction, expressed as a percentage, equal to (i) $30 million minus the amount that Wapiti has actually expended on Drilling and Completion Costs in accordance with Section 5.2(a)(i) since either (x) in the case of the first Partial Release, the Closing Date and (y) in the case of any subsequent Partial Release, the date used for the calculation of the Partial Release Percentage of the immediately preceding Partial Release, divided by (ii) $30 million.  Gasco shall also take any further action as may be necessary to effectuate these Partial Releases and the final release of any remaining lien upon or security interest in the Pledged Non-Producing Interests granted under this Section 9.4 in any Pledged Non-Producing Interests upon the Outstanding Wapiti Commitment Balance equaling zero.

9.5                               Cumulative and Additional Remedies.  The rights and remedies granted to Non-Defaulting Party in this Article IX shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Non-Defaulting Party, at Law, in equity or otherwise.  Each right and remedy available to a Non-Defaulting Party may be exercised from time to time and so often and in such order as may be considered expedient by a Non-Defaulting Party in its sole discretion.  The Non-Defaulting Party shall be entitled to recover from the Defaulting Party all reasonable attorney’s fees and other reasonable costs and expenses sustained in connection with the enforcement of its rights and remedies against the Defaulting Party under this Agreement.

ARTICLE X
LAND AND GEOSCIENCE DATA; DISCLAIMERS

10.1                        Land and Geoscience Data.  To the extent that a Party is neither prohibited nor required to make payment of a fee pursuant to any Third Party Operating Agreement or applicable Law, each Party will make available to the other Party, upon request, (i) all existing, leasehold documentation developed or obtained by such Party in connection with the acquisition of the Subject Interests within the Contract Area, including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), Contracts, accounting records, correspondence, regulatory, permitting, engineering, production, and well files (including any well logs) and (ii) except for the G&G Information being conveyed pursuant to Section 2.3, all G&G Information regarding the development and operation of the Subject Interests, in each case, that such Party may possess or control.  The Party holding or controlling such data and information, as the case may be, will use its commercially reasonable efforts to obtain the consent of the applicable party to disclose any such data to the other Party (to the extent applicable to such Party’s interest in the Subject Interests at such time) if such disclosure is otherwise prohibited without such consent.  Other than with respect to amounts required to be paid to obtain a separate license for, or any necessary consent to share, any information that was held by Gasco prior to the Closing Date, the costs of acquiring, transferring or sharing any such data and information (including any fee amounts required to be paid to obtain any necessary consents) for any Subject Interests will be borne and paid by the Parties in relation to their Participating Interests.  With respect to amounts required to be paid to obtain a separate license for, or any necessary consent to share, any information that was held by Gasco prior to the Closing Date, such amount shall be paid by the Party requesting the sharing of such information.

10.2                        Procedures Relating to Environmental Matters.  After the Closing and through the Termination Date, each Party may, in good faith, conduct environmental sampling, testing or investigation of the soil, groundwater, surface water, sediments, air, or any other environmental media (“Environmental Tests”) on any of the Subject Interests only (a) to comply with the requirements of applicable Environmental Laws or environmental permits, (b) in response to a claim or demand by a governmental authority, which inquiry, request, claim or demand has not been invited or deliberately initiated by that Party or any Affiliate of that Party, (c) in connection with a possible sale or financing of all or part of that Party’s assets, if such assets include the all or any portion of the Subject Interests at which such Environmental Tests are conducted, (d) to prevent, mitigate, respond to, investigate, or otherwise remediate any environmental conditions that pose or could reasonably be expected to pose an imminent and substantial risk of harm to the health, safety and welfare of the public or the environment or (e) if approved in advance by the Operating Committee.  Each Party shall cause each Affiliate of that Party to comply with this Section 10.2.

10.3                        Disclaimers.  EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR OTHER CONDITION OF MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE BY SUCH PARTY AT ANY TIME IN CONNECTION WITH THIS AGREEMENT AND SUCH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SUCH OTHER PARTY, INCLUDING PURSUANT TO SECTION 10.1).  EACH PARTY EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN FROM ANY MATERIALS, DOCUMENTS AND OTHER INFORMATION PROVIDED BY ANOTHER PARTY SHALL BE AT ITS OWN RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST THE PROVIDING PARTY.  EACH PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED BY THE OTHER PARTY TO SUCH PARTY.  EACH PARTY AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI
TERMINATION

11.1                        Termination of Certain Provisions.  Unless otherwise agreed by Gasco and Wapiti:

(a)                                 Non-Solicitation.  Section 3.6 shall terminate upon the 12 month anniversary of the Termination Date.

(b)                                 Payout.  Section 5.2 and the last sentence of Section 4.3(a) shall terminate upon the occurrence of Payout.

(c)                                  AMI.  Article VII shall terminate upon the one (1) year anniversary of the Termination Date.

(d)                                 Tax Matters.  Section 8.1 and the Tax Partnership Agreement shall terminate in accordance with the terms of the Tax Partnership Agreement

(e)                                  Confidentiality.  Sections 12.15 and 12.16 shall terminate upon the two year anniversary of the Termination Date.

(f)                                   Miscellaneous.  Sections 1.2, 12.1, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.13, 12.14, this Article XI and Annex A (collectively, the “Miscellaneous Provisions”) shall terminate upon the latter of the termination of Section 3.6, Section 4.3(c), Section 5.2,  Article VII, Section 8.1, Section 12.15 and Section 12.16.

11.2                        General Termination.  Except for Section 3.6, Section 4.3(c), Section 5.2, Article VII, Section 8.1, Section 12.15, Section 12.16 and the Miscellaneous Provisions (collectively, the “Specific Provisions”), the remainder of this Agreement (collectively, the “General Provisions”) shall terminate upon the earlier to occur of (the “Termination Date”):

(a)                                 the sixth (6th) month anniversary of either Party giving notice to the other of its intention to terminate the General Provisions of this Agreement (which notice may not be given by either Party until the sixth (6th) month anniversary of the end of the Drilling Term); and

(b)                                 the mutual agreement of Wapiti and Gasco.

11.3                        Effect of Termination.  Upon termination of any Specific Provision as provided in Section 11.1 or termination of the General Provisions as provided in Section 11.2, such Specific Provision or General Provisions, as applicable, shall forthwith become void and the Parties shall have no liability or obligation with respect to such Specific Provision or General Provisions; provided, however, that the termination of any Specific Provision or the General Provisions shall not relieve any Party from any expense, liability or other obligation (including as to a breach of any provision) or remedy therefor which has accrued or attached prior to the date of such termination.

11.4                        Maintenance of Uniform Interest.  Notwithstanding anything in this Agreement to the contrary, after the end of the Drilling Term for the remainder of the term of this Agreement, if any Party Transfers to any Person less than all of its Joint Development Interest (the “Transferred Interest”), then this Agreement (other than Section 5.2) shall automatically terminate with respect to such Transferred Interest and, unless the Transferring Party retains an undivided interest in such Transferred Interest, shall also terminate with respect to the non-Transferring Party’s undivided interest in such Transferred Interest.  In the event of any such termination, the Parties shall take all such action as is necessary to terminate this Agreement with respect to such interests, including amending the Contract Area and making any filings in the real property records in which the Transfer Interest is located to reflect such termination.

ARTICLE XII
MISCELLANEOUS

12.1                        Relationship of the Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership (other than the Tax Partnership created pursuant to Section 9.1), joint venture or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

12.2                        Further Assurances.  After the Closing, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and to provide such other Party with the intended benefits of this Agreement.

12.3                        Notices.

(a)                                 Generally.  Subject to Section 13.3(b), all notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or sent by a nationally recognized, receipted overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided that any such facsimile transmission is confirmed either orally or by written confirmation) or by electronic mail (email) with a PDF of the notice or other communication attached (provided that any such email is confirmed either by written confirmation, facsimile transmission or U.S. Express Mail), addressed to the appropriate Person at the address for such Person shown below:

If to Gasco:

Gasco Production Company

8 Inverness Drive East, Suite 100
Englewood, Colorado 80112-5625
Telephone:                                   (303) 483-0044
Facsimile:                                         (303) 483-0011
Attention:                                         W. King Grant, President and CEO

Email:                                                            kgrant@gascoenergy.com

If to Gasco’s representatives on the Operating Committee:

Gasco Production Company

8 Inverness Drive East, Suite 100
Englewood, Colorado 80112-5625
Telephone:                                   (303) 483-0044
Facsimile:                                         (303) 483-0011
Attention:                                         Mike Decker, Executive Vice President and Chief

Operating Officer

Email:                                                            mdecker@gascoenergy.com

If to Wapiti or Wapiti’s representatives on the Operating Committee:

Wapiti Oil & Gas II, L.L.C.

800 Gessner, Suite 700

Houston, Texas 77024

Attention:                                         Bart Agee, President and CEO

Telephone:                                   713-365-8500

Facsimile:                                         713-364-8511

Email:                                                            bagee@wapitienergy.com

Any notice given in accordance herewith shall be deemed to have been given when (i) delivered to the addressee in person or by courier, (ii) transmitted and received by facsimile transmission or electronic communication during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.

(b)                                 Daily Notices.  With respect to any notices and communications required or permitted to be given pursuant to Article III, Article IV (other than Section 4.3), Article V, or Article X, such notices and communications shall be sufficient in all respects if given in accordance with Section 12.3(a) or if such notice is delivered by email to the address specified for a Person in Section 12.3(a).  Any notice given by email shall be deemed to have been given on the Business Day such email was sent, if sent during normal business hours, and on the Business Day following such email being sent, if sent at a time other than normal business hours.

(c)                                  Any Person may change their contact information for notice by giving written notice to the other Parties in the manner provided in Section 12.3(a).

12.4                        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

12.5                        Entire Agreement; Conflict.  THIS AGREEMENT, THE EXHIBITS HERETO, THE PURCHASE AGREEMENT AND THE ASSOCIATED AGREEMENTS

COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE EXHIBITS HERETO, THE PURCHASE AGREEMENT AND THE ASSOCIATED AGREEMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN:  (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO (OTHER THAN THE TAX PARTNERSHIP AGREEMENT); OR (b) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT (INCLUDING ANY THIRD PARTY OPERATING AGREEMENT, BUT EXCLUDING THE TAX PARTNERSHIP AGREEMENT), THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.5.

12.6                        Amendment; Waiver.  This Agreement may be amended only in a writing signed by all parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the Party to be charged with such waiver.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

12.7                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, then this Agreement may be reformed to the extent necessary so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.8                        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.9                        Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT ANY MATTERS

PERTAINING TO REAL PROPERTY LAW SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE REAL PROPERTY INTERESTS SUBJECT TO SUCH DISPUTE ARE LOCATED.  SUBJECT TO SECTION 12.10, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS IN HOUSTON, TEXAS FOR ANY DISPUTE.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

12.10                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11                 Memorandum.  On the Closing Date, the Parties shall execute and deliver the Memorandum with respect to this Agreement and all of the Subject Interests and, notwithstanding anything to the contrary in Section 12.15(a) or 12.14, promptly following the Closing Date, Gasco will file the Memorandum in the real property records of the counties in which the Subject Interests are located.  Notwithstanding anything to the contrary in Section 12.15(a) or 12.14, from and after the Closing Date, upon request from any Party, each other Party shall execute and deliver any additions, deletions, modifications or supplements to the Memorandum that a proposing Party may reasonably request from time to time to cover any additions, deletions, modifications or supplements to this Agreement or the Subject Interests.

12.12                 Interpretation.  All Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

12.13                 Force Majeure.  All obligations (other than financial obligations) of either Party to this Agreement shall be suspended so long as the performance of such obligation is prevented or hindered in whole or in part by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; hurricanes; floods; washouts; arrests and restraints of the government, either federal or state, civil or military; civil disturbances; explosions; breakage; breakdown or accident to machinery, equipment or lines of pipe; shortages or the inability to obtain material or labor on commercially reasonable economic terms and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Parties, and which by the exercise of good faith and due diligence the Party is unable, wholly or in part, to prevent or overcome.  Such term likewise includes, in those instances where a Party is required to secure permits or permission from any governmental agency (federal, state or municipal, civil or military) to enable the Party to fulfill its obligations hereunder, the inability of the Party to acquire or the delays on the part of the Party in acquiring, after the exercise of commercially reasonable diligence, and in accordance with that Party’s applicable rights and duties in the Associated Agreements, such permits and permissions.  Upon the happening of any such cause, the Party claiming suspension shall immediately notify the other Party, specifying in reasonable detail the reason for the nonperformance and the Party giving such notice shall thereafter use all reasonable efforts to eliminate such cause, but it shall not thereby be or become obligated to settle any strikes or lockouts.

12.14                 Confidentiality.

(a)                                 The Parties agree that all information related to operations or activities relating to the Subject Interests in which any Party is participating shall be considered confidential, shall be kept confidential and shall not be disclosed to any Person that is not a Party, except:

(i)                                     to an Affiliate of a Party;

(ii)                                  to the extent such information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any governmental authority binding upon a Party;

(iii)                               to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(iv)                              to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(v)                                 to a bona fide prospective transferee of a Party’s Joint Development Interest to the extent appropriate in order to allow the assessment of such Joint Development Interest (including a Person with whom a party and/or its Affiliates are conducting bona fide negotiations directed toward a Change of Control);

(vi)                              to any Person in connection with arranging debt or equity financing of a Party or its Affiliates (including to any bank or other financial institution) in connection with maintaining any credit facility of a Party or its Affiliates;

(vii)                           to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates;

(viii)                        to its respective employees for the purpose of conducting the activities or operations contemplated hereunder, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(ix)                              any information which, through no fault of a Party, becomes a part of the public domain.

(b)                                 Disclosure as pursuant to Sections 13.14(a)(v) and (a)(vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for a period of not less than 2 years and to use the information for the sole purpose described in Sections 13.10(a)(v) and (a)(vi), whichever is applicable, with respect to the disclosing Party.

12.15                 Publicity.  No Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements or other public disclosures with respect to this Agreement, the Associated

Agreements (as defined in the Development Agreement) or the activities contemplated hereby or thereby, unless prior to so releasing or disclosing any such information, the releasing or disclosing Party shall provide a copy of the portion of the release, statement or disclosure containing such information to the other Party; provided, however, that such requirement to provide copies shall not apply (i) if the Party making the release statement or disclosure does not name the other Party, and (ii) where such release, statement or disclosure is deemed in good faith by the releasing or disclosing Party to be required by law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, so long as prior to making any such release, statement or disclosure, the releasing or disclosing Party shall provide a copy of the portion of the release, statement or disclosure containing such information to the other Party.

12.16                 Excluded Assets.  For the avoidance of doubt and notwithstanding anything herein to the contrary, no Excluded Asset (other than the Non-Producing Assets) shall be subject to the terms of this Agreement or any Associated Agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and delivered as of the date hereof.

GASCO PRODUCTION COMPANY

By:	/s/ W. King Grant
Name:	W. King Grant
Title:	President and CEO

WAPITI OIL & GAS II, L.L.C.

By:	/s/ Bart Agee
Name:	Bart Agee
Title:	President and CEO

[Signature Page to Development Agreement]

ANNEX A

SCHEDULE OF DEFINED TERMS

The following terms, when used in this Agreement, shall have the meaning set forth below:

“Acquiring Party” shall have the meaning given to such term in Section 7.2(a).

“Acquisition Costs” means the actual acquisition costs and third party expenses, including lease bonuses, broker fees, abstract costs, title opinion costs and all other third party costs of due diligence, including reasonable attorneys’ fees, incurred by the applicable Party in acquiring any Option Interests; provided, however, that (a) if Option Interests were acquired by an Acquiring Party as part of a Package Sale or as part of an acquisition of an entity with assets and properties that are not within the Contract Area, then the amount of the Acquisition Costs for such Option Interests shall be deemed to be the lesser of (1) the value allocated to such Option Interests in the transaction in which the Acquiring Party acquired such interests or (2) the Fair Market Value of the Option Interests and (b) if the consideration paid by such Acquiring Party includes any non-cash consideration, then the value of such non-cash consideration shall be deemed to be the lesser of (1) the value allocated to such non-cash consideration in the transaction in which the Acquiring Party acquired such interests or (2) the Fair Market Value of such non-cash consideration.

“Acquisition Notice” shall have the meaning given to such term in Section 7.2(a).

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with the former. The term “control” and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act of 1933, as amended.

“After-Acquired Interests” means any right, title and interest of a Party in and to any Leases and related assets to the extent that such Leases and related assets (a) are acquired after the Spudding of a particular Program Well and (b) increase the Working Interest and/or Net Revenue Interest of such Party in the applicable Program Well.

“Agreed Rate” means the Prime Rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition) plus an additional two percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Agreement” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“AMI Purchase Date” shall have the meaning given to such term in Section 7.2(b).

“Annual Plans and Budgets” shall have the meaning given to such term in Section 4.4(b)(ii).

“Applicable Operating Agreements” means, collectively, the Joint Operating Agreements and all Third Party Operating Agreements, and “Applicable Operating Agreement” means any of them.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes and any such taxes owed as transferee, successor, as a member of a unitary group, by contract or otherwise (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Subject Interests or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Assignment” shall mean the form of Assignment and Bill of Sale attached hereto as Exhibit H.

“Associated Agreements” means, collectively, the Tax Partnership Agreement, the Contract Operating Agreement, each Applicable Operating Agreement, the Letter of Credit, the License Agreement, the Mortgage, the Memorandum and any other agreements entered into by a Party and any third parties in furtherance of the conduct of the Drilling Program, and “Associated Agreement” means any of them.

“Burden” means any and all royalties (including lessor’s royalties), overriding royalties, and other burdens upon, measured by or payable out of production.

“Business Days” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the State of Texas and Colorado generally are closed for business.

“Change in Control” means any direct or indirect change in control of a Person (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Control” shall not include a change in control of a Party (a) resulting in ongoing control by an Affiliate that is wholly-owned by the Ultimate Parent of such Party or (b) created by a change in control of the Ultimate Parent of a Party, if applicable.

“Closing Date” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Contract Area” means, collectively, the Gasco Contract Area and the Wapiti Contract Area, and the halo around the Gasco Contract Area and the Wapiti Contract Area, all as described on Exhibit I.

“Contracts” means all contracts, commitments, understandings, binding arrangements and licenses to which a specified Person is a party and that covers the Subject Assets.

“Contract Operating Agreement” shall have the meaning given to such term in Section 3.3.

“D&C Acceleration Trigger” shall have the meaning given to such term in Section 9.2(b).

“D&C Balance Payment” shall have the meaning given to such term in Section 9.2(b).

“D&C Payment Default” shall have the meaning given to such term in Section 9.2(b).

“Default” shall have the meaning given to such term in Section 9.1(a).

“Default Notice” shall have the meaning given to such term in Section 9.1(a).

“Default Period” shall have the meaning given to such term in Section 9.1(a).

“Defaulting Party” shall have the meaning given to such term in Section 9.1(a).

“Drilling and Completion Costs” means all costs associated with drilling and completing wells producing from the Subject Interests, including costs associated with (a) the drilling, testing, completing, deepening, recompleting, sidetracking, reworking and plugging back of wells, (b) the plugging and abandoning of dry holes or wells no longer capable of producing in paying quantities, (c) the equipping of wells for production, including costs of mobilizing and demobilizing drilling and workover rigs to and from the well-site, (d) if applicable, the construction of infrastructure and facilities in order to transport the Hydrocarbons produced from the Subject Interests to the sales point, (e) third-party title review or examination, (f) permitting, (g) reclamation and related costs, (h) initial tubing and artificial lift installation, and (i) any second completion mobilization and related workover costs in any wellbore drilled in the Drilling Program.

“Drilling Program” shall have the meaning given to such term in Section 4.2(a).

“Drilling Term” shall mean the period beginning of the Closing Date and ending upon the termination of the Drilling Program in accordance with Section 4.3.

“EIS” shall have the meaning given to such term in Section 4.3(d)(i).

“EIS Outside Date” shall have the meaning given to such term in Section 4.3(d)(i).

“Entitlement” means that quantity of Hydrocarbons produced from the Subject Interests for which a Party has the right to take delivery pursuant to the terms of this Agreement, any Applicable Operating Agreement, any other applicable agreement or applicable Law.

“Excluded Assets” means the “Excluded Assets” as defined in the Purchase Agreement.

“Extension Period” shall have the meaning given to such term in Section 4.3(c)(iii).

“Fair Market Value” means the fair market value (expressed in U.S. dollars) of all or a portion of the assets and properties subject to such determination that a willing buyer would pay a willing seller in an arm’s length transaction.  Fair Market Value shall be agreed upon in good faith by the Parties to whom such determination relates; provided that if the Parties are unable to agree upon a determination of Fair Market Value, any such Party may have such matter determined by an expert (who shall have at least 10 years of Hydrocarbon exploration and development experience in the Contract Area and with respect to the subject matter giving rise to the underlying dispute).  Such expert shall be selected unanimously by the Parties to such dispute.  The expert will not be an arbitrator of the dispute and will not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other Party written notice of the request for such determination.  If the Parties are unable to agree upon an expert within 10 days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties, the Houston, Texas office of the AAA shall appoint such expert.  The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute.  All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least 5 Business Days notice.  Within 30 days after the expert’s acceptance of its appointment, each Party shall provide the expert with a report containing its proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data.  Within 60 days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall make its proposal in accordance with the terms of this Agreement.  The expert may propose alternate positions or award damages, interest or penalties that have values that are within the values proposed by each Party with respect to any matter.  The expert’s decision shall be final and binding on the Parties.

“G&G Information” means all geological and geophysical information, engineering information and all seismic surveys.

“Gasco” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Gasco Commitment” shall have the meaning given to such term in Section 5.1.

“Gasco Contract Area” means the area described on Exhibit I-1A as amended, supplemented or modified by the Parties.

“Gasco Non-Producing Interests” shall have the meaning given to such term in Section 2.2.

“Gasco Operating Agreement” shall have the meaning given to such term in Section 3.2(a).

“Gasco Producing Interests” shall have the meaning given to such term in Section 2.1.

“Gate Canyon Interests” shall have the meaning given to such term in Section 4.3(c)(i).

“Gate Canyon Test Well” shall have the meaning given to such term in the Drilling Program.

“General Provisions” shall have the meaning given to such term in Section 11.2.

“Governmental Authority” means any federal, state or local governmental agency or authority.

“Hydrocarbons” means oil, natural gas, distillate, condensate, casing head gas and other liquid and vaporous hydrocarbons produced in association with the production of oil or natural gas.

“Immaterial Interest” means, with respect to any Party, any overriding royalty interest, production payment, net profits interest or similar interest that is carved out of such Party’s interests in the Subject Interests, the Transfer of which interest would not convey a material portion of the value of the Party’s interest in the Subject Interests.

“Initial Default Date” means the date on which a Party is obligated to pay or advance its costs and expenses (after giving effect to Section 5.2) under this Agreement in accordance with the terms hereof, including, but not limited to, Section 5.4, or under any Associated Agreement.

“Joint Development Interest” means, with respect to a Party, all of such Party’s leasehold, working and mineral fee interest and obligations with respect to Subject Interests within the Contract Area.

“Joint Operating Agreements” shall have the meaning given to such term in Section 3.2(a).

“Laws” means:  (a) all laws, statutes and ordinances of the United States or any state, and any political subdivision thereof, including all decisions of courts having the effect of law in each such jurisdiction and (b) all Regulations.

“Leases” means oil, gas and mineral leases, oil and gas leases, fee rights, concessions or other rights authorizing the owner thereof to explore for, to drill for, reduce to possession and produce oil, gas or other minerals and contractual rights and options to a lease.

“License Agreement” means the form of License Agreement attached hereto as Exhibit J.

“Memorandum” means that certain Memorandum of Agreement to be executed as of the Closing Date by the Parties, in each case in sufficient counterparts to allow for recording, the Parties respective rights and obligations under this Agreement and with respect to the Subject Interests, in the form of Exhibit K.

“Miscellaneous Provisions” shall have the meaning given to such term in Section 11.2(g)

“Mortgage” shall mean the form of Mortgage, Lien and Financing Statement attached hereto as Exhibit L.

“Mortgage Amendments” shall have the meaning given to such term in Section 9.4(b).

“Net Revenue Interest” means, with respect to any Program Well, other well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Program Well, other well or Lease, after giving effect to all Burdens.

“Non-Acquiring Party” shall have the meaning given to such term in Section 7.2(a).

“Non-Defaulting Party” shall have the meaning given to such term in Section 9.1(a).

“Non-Producing Interests” shall have the meaning given to such term in the Recitals to this Agreement.

“Offered Interest” shall have the meaning given to such term in Section 6.3(a).

“Ongoing Operations” means (a) any operations contemplated by the Drilling Program that have been commenced but not completed prior to the applicable date of determination, (b) operations contemplated by the Drilling Program that are necessary to avoid incurring any idle rig charges or to satisfy other contractual commitments that Gasco has made in respect of the Drilling Program and (c) operations contemplated by the Drilling Program that are proposed by third parties prior to the applicable date of determination.

“Operating Committee” shall have the meaning given to such term in Section 4.1(a).

“Option Interests” shall have the meaning given to such term in Section 7.2(a).

“Other Working Interests Costs” means all costs and expenses (other than Drilling and Completion Costs) attributable to the Subject Interests (other than After-Acquired Interests) covered by an applicable Program Well including all (a) lifting and operating expenses, (b) production and property taxes, (c) remedial costs, (d) workover costs, and (e) if applicable, costs and expenses associated with the processing, compression, gathering, dehydration, and transportation of Hydrocarbons to the point of sale.

“Outstanding Wapiti Commitment Balance” means, as of the applicable date of determination, an amount equal to the Wapiti Commitment less the amount of all Drilling and Completion Costs under the Drilling Program previously paid by Wapiti in accordance with Section 5.2(a)(i) (including all amounts previously advanced by Wapiti to Gasco with respect to such Drilling and Completion Costs).

“Package Sale” means an acquisition covering assets within the Contract Area together with other assets outside of the Contract Area as part of a wider transaction.

“Partial Release” shall have the meaning given to such term in Section 9.4(d).

“Partial Release Percentage” shall have the meaning given to such term in Section 9.4(d).

“Participating Interest” initially means with respect to Gasco, 50%, and with respect to Wapiti, 50%, but shall be adjusted to reflect each Party’s undivided share of the aggregate rights and obligations of the Parties (other than the special rights and obligations of the Parties with respect to the Program Wells and the Drilling Program prior to Payout) under the terms of (a) this Agreement and (b) each Applicable Operating Agreement.

“Party” and “Parties” shall have the meanings given to such terms in the Recitals to this Agreement.

“Party Operator” shall have the meaning given to such term in Section 4.4(b)(ii).

“Payment Date” shall have the meaning given to such term in Section 7.2(b).

“Payout” means, as calculated under a cash method of accounting, 7:00 a.m., local time, of the location of the Program Wells, on the first day of the calendar month following that point in time when the cumulative Wapiti Program Proceeds equals the cumulative Wapiti Program Costs; provided that, in no event may Payout occur prior to the end of the Drilling Term; provided further that upon the occurrence of Payout, to the extent the Wapiti Program Proceeds exceed the Wapiti Program Costs (the “Excess Payout Amount”), then promptly following Payout, Wapiti shall pay to Gasco an amount in cash equal to the amount of the Excess Payout Amount that Gasco would have otherwise been entitled to receive had such Excess Payout Amount been allocated between Wapiti and Gasco after Payout in accordance with Section 5.2.

“Permitted Encumbrances” has the meaning given to such term in the Purchase Agreement.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

“Piceance” has the meaning given to such term in Section 3.5(b).

“Pledged Non-Producing Interests” shall have the meaning given to such term in Section 9.4(a).

“Potential Operation” shall have the meaning given to such term in Section 4.4(b)(i).

“Producing Interests” shall have the meaning given to such term in the Recitals to this Agreement.

“Producing Wells” shall have the meaning given to such term in the Recitals to this Agreement.

“Program Well” means any oil and/or gas well that is Spud as part of an operation contemplated by the Drilling Program during the Drilling Term.

“Purchase Agreement” shall have the meaning given to such term in the Recitals to this Agreement.

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law.

“relevant calendar year” shall have the meaning given to such term in Section 4.4(b)(ii).

“ROFO Notice” shall have the meaning given to such term in Section 6.3(a).

“ROFO Offer” shall have the meaning given to such term in Section 6.3(a).

“ROFO Party” shall have the meaning given to such term in Section 6.3(a).

“Spacing Unit” means the applicable spacing unit that has been designated with the appropriate Governmental Authority or by agreement in the applicable Joint Operating Agreement for the drilling or production of any well in accordance with applicable Law.

“Specific Provisions” shall have the meaning given to such term in Section 11.2.

“Spud,” “Spudded” or “Spudding” means to start the well drilling process by removing rock, dirt and other sedimentary material with the drill bit of a drilling rig that is capable of reaching the targeted depth of the well.

“Subject Interests” means all right, title and interest of the Parties within the Contract Area in and to the Producing Interests, Producing Wells, Non-Producing Interests, and other Leases and related assets of the Parties, in each case, in which the Parties acquire an interest pursuant to the terms of this Agreement or the Purchase Agreement, and including any wells drilled or other asset acquired in accordance with the terms hereof, and any Working Interest acquired by any Party on account of any third party non-consenting any operation of relating to the Subject Interests.

“Tax Partnership” shall have the meaning given to such term in Section 8.1.

“Tax Partnership Agreement” shall have the meaning given to such term in Section 8.1.

“Tax Purposes” shall have the meaning given to such term in Section 8.1.

“Termination Date” shall have the meaning given to such term in Section 11.2(b).

“Third Party Operating Agreement” means an operating agreement to which there are Persons other than (or in addition to) the Parties that are parties and that burden certain of the Subject Interests within the Contract Area.

“Total Amount in Default” means, as of any time, the following amounts:  (a) the amounts that the Defaulting Party has failed to pay under the terms of this Agreement and the Associated Agreements as of such time; (b) all reasonable attorneys’ fees and other reasonable costs sustained in the collection of amounts owed by the Defaulting Party and (c) any interest at the Agreed Rate accrued on the amounts set forth in clauses (a) and (b).

“Transfer” means a voluntary, involuntary, sale, assignment, transfer, conveyance, exchange, bequest, devise, pledge, granting of a lien or encumbrance, gift or any other alienation or disposition (in each case, with or without consideration), whether by assignment, sale, farmout, pledge or otherwise, by a Party of all or any part of its Joint Development Interest or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of a Party’s interest in the Subject Interests.

“Transferor” shall have the meaning given to such term in Section 6.3(a).

“Trigger Event” shall have the meaning given to such term in Section 4.3(b)(i).

“Ultimate Parent” means (a) with respect to Gasco, Gasco Energy, Inc. (or following such time as Gasco Energy, Inc. is no longer a reporting entity under the Securities and Exchange Act of 1933, as amended, any successor company or other company that is then the ultimate parent entity of Gasco Production Company, if any), and (b) with respect to any other Person, any other Person that controls such Person and that is a reporting entity under the Securities and Exchange Act of 1933, as amended, if applicable.

“Wapiti” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Wapiti Commitment” shall have the meaning given to such term in Section 5.1.

“Wapiti Contract Area” shall mean the area described on Exhibit I-2B as amended, supplemented or modified by the Parties.

“Wapiti Non-Producing Interests” shall have the meaning given to such term in Section 2.2.

“Wapiti Operating Agreement” shall have the meaning given to such term in Section 3.2(a).

“Wapiti Producing Interests” shall have the meaning given to such term in Section 2.1.

“Wapiti Program Costs” means all costs and expenses (including Drilling and Completion Costs) actually paid by Wapiti in respect of the Program Wells and the Drilling Program, but excluding any costs and expenses (including Drilling and Completion Costs) actually paid by Wapiti in respect of any After-Acquired Interests.

“Wapiti Program Proceeds” means all proceeds actually realized and delivered to or on behalf of Wapiti from the sale of (a) Hydrocarbons produced from the Program Wells or (b) other interests in the Program Wells or the Subject Interests covered thereby (including any Leases within the Spacing Units for such Program Wells) and that are payable and actually paid to Wapiti in accordance with Article V, but excluding any proceeds realized from the sale of (x) Hydrocarbons produced from the Program Wells to the extent attributable to any After-Acquire Interests or (y) other interests in the Program Wells to the extent attributable to any After-Acquired Interests or any After-Acquired Interests and that are payable to Wapiti in accordance with Article V.

“Wilkin Ridge Interests” shall have the meaning given to such term in Section 4.3(c)(i).

“Wilkin Ridge Test Well” shall have the meaning given to such term in the Drilling Program.

“Working Interest” means, with respect to any Program Well, other well or Lease, the interest in and to such Program Well, other well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Program Well, other well or Lease, but without regard to the effect of any Burdens.